UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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KENNEDY-WILSON HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

KENNEDY WILSON

April 27, 2023

Dear Fellow Stockholder,

I cordially invite you to attend the 2023 annual meeting of stockholders of Kennedy-Wilson Holdings, Inc., to be held on Thursday, June 8, 2023, at 9:00 a.m. Pacific Time, at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California.

The proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting and details of how you can attend the meeting. We ask that you review these materials carefully.

We hope you will be able to attend the meeting. However, whether or not you are personally present, your vote is extremely important to us and our business. We are pleased to offer multiple options for voting your shares. You may vote via the Internet, by mail, or during the meeting as described in the accompanying proxy statement.

Thank you for your continued support of Kennedy Wilson.

All the very best,

William J. McMorrow

Chairman and Chief Executive Officer

Kennedy Wilson / Proxy Statement 2023 / i

KENNEDY-WILSON HOLDINGS, INC.

151 S. El Camino Drive

Beverly Hills, California 90212

(310) 887-6400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF KENNEDY-WILSON HOLDINGS, INC.:

The Annual Meeting of the Stockholders of Kennedy-Wilson Holdings, Inc., a Delaware corporation (“Kennedy Wilson” or the “Company”), will be held on June 8, 2023, at 9:00 a.m. Pacific Time (the “Annual Meeting”) at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California, 90212 for the following purposes:

To elect four (4) directors to the Board of Directors of the Company (the “Board of Directors”) to serve for a three-year term and until their successors are duly elected and qualified.	To vote on an advisory, non-binding proposal to approve the compensation of the Company’s named executive officers.	To vote on an advisory, non-binding proposal on whether future advisory votes to approve the compensation of the Company’s named executive officers should occur every one, two or three years.	To ratify the appointment of KPMG LLP as our independent registered accounting firm for the 2023 fiscal year.	To transact any other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record of the Company’s common stock at the close of business on April 21, 2023 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of the stockholders entitled to vote at the meeting may be examined at the Company’s office at 151 S. El Camino Drive, Beverly Hills, California 90212 during the 10-day period preceding the Annual Meeting.

All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to vote your shares online or sign, date and return the enclosed proxy promptly, or otherwise follow the instructions contained in this proxy statement. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. If you received this proxy statement in the mail, a return envelope is enclosed for your convenience.

We are pleased to use the rules of the Securities and Exchange Commission, or SEC, that allow us to furnish our proxy materials over the Internet. As a result, we are mailing our stockholders a Notice of Internet Availability instead of paper copies of our Proxy Statement and 2022 Annual Report. The Notice of Internet Availability contains instructions on how to access these documents via the Internet. The Notice of Internet Availability also contains instructions on how you can receive a paper copy of our proxy materials, including this proxy statement, our 2022 Annual Report and a proxy card. Stockholders who request paper copies of proxy materials will receive them by mail. This process will conserve natural resources and reduce the costs of printing and distributing our proxy materials to our stockholders.

By Order of the Board of Directors,

In Ku Lee

Senior Vice President, Deputy General Counsel and Secretary

Dated: April 27, 2023

ii / Kennedy Wilson / Proxy Statement 2023

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 8, 2023.

Full copies of the proxy statement, the proxy card and the annual report are available on the Internet at ir.kennedywilson.com. If you wish to receive a printed copy of the proxy materials, please follow the instructions set forth in the Notice of Internet Availability. Additional copies may be requested by calling or sending a letter to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., at 151 S. El Camino Drive, Beverly Hills, California 90212 or (310) 887-6400.

Kennedy Wilson / Proxy Statement 2023 / iii

PROXY STATEMENT

iv / Kennedy Wilson / Proxy Statement 2023

PROXY SUMMARY

Proposal Roadmap

The following proposals will be voted on at the Annual Meeting of the Stockholders:

Proposal	Board Recommendation	For More Information

Proposal No. 1: Election of Directors

To elect four (4) directors to the Board of Directors of the Company to serve for a three-year term and until their respective successors are duly elected and qualified

	For each director	Page 7

Proposal No. 2: Say-on-Pay Vote To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers	For	Page 60

Proposal No. 3: Say on Frequency Vote To approve, on a non-binding advisory basis, the frequency of future advisory votes on the compensation of the Company’s named executive officers	Annually	Page 62

Proposal No. 4: Ratification of Appointment of Independent Registered Public Accounting Firm

To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the 2023 fiscal year

	For	Page 63

Kennedy Wilson / Proxy Statement 2023 / 1

PROXY SUMMARY

2022 Business Highlights

In 2022, Kennedy Wilson continued to deliver across key financial and operational metrics for another strong performance year under the leadership of our Board of Directors and management team. Despite a year with significantly reduced level of real estate transactional activity and a challenging capital markets environment, we continued to successfully execute on our strategy and business plan, designed to drive long-term shareholder value, highlighted by double digit growth in both our Estimated Annual NOI and Fee-Bearing Capital. Our real estate assets under management (as defined herein) also increased to a record $23 billion and we strengthened our strategic partnerships across the globe to provide strong access to capital to take full advantage of opportunities that we source in the market. Business highlights of 2022 include:

STRONG PERFORMANCE AND

PROVEN EXECUTION OF OUR STRATEGY*

Double-Digit Growth in Estimated Annual NOI(1)	Strong Property Performance
13% YOY growth to $491M in 2022 versus $434M in 2021	11% YOY Growth in Market Rate Multifamily Same-Property NOI	7% YOY Growth in Same Property NOI 2.5M square feet of leasing completed in global office portfolio

18% YOY Growth in Fee-Bearing Capital
Fee-Bearing Capital (in $Billions)	$3.5B Pipeline of additional non-discretionary fee-bearing capital to be deployed

Investment Platform Growth		Significant Transaction Activity
Expanded Global Debt Platform $2.7B of outstanding loans; representing 36% YOY growth	Grew EU Logistics Platform $1.2B Assets Under Management; representing 40% YOY Growth	$4.6B in investment transactions	+$43M in Estimated Annual NOI

TOTAL SHAREHOLDER RETURN

KW TSR	+60% Ten-Year As of 12/31/2022	14% Five-Year As of 12/31/2022	(31%) One-Year As of 12/31/2022	+7% Year-to-Date As of 3/31/2023
Peer Group	12%	(10%)	(36%)	1%
MSCI World Real Estate Index	58%	10%	(24%)	1%

*See	“2022 Performance Accomplishments” on page 32 for additional performance details.
(1)	Please see Appendix A for a reconciliation of Non-GAAP measures.

2   /   Kennedy Wilson   /   Proxy Statement 2023

PROXY SUMMARY

Executive Compensation Highlights

Kennedy Wilson is a dynamic real estate investment company with a unique and global business model that includes both a balance sheet portfolio and an investment management platform. Our executive compensation program is designed to attract and retain high caliber executives who are capable of managing our sophisticated business model and global operations. The Compensation Committee is committed to (i) evaluating and updating our executive compensation and corporate governance practices based on its continual review of current market practices and governance trends, and (ii) ensuring that the program drives and rewards operational and financial performance that leads to strategic growth while providing significant alignment with our stockholders.

We believe the current structure is strongly aligned with the long-term interests of the Company’s stockholders, demonstrates pay-for-performance alignment and reflects a program that is well-aligned with the best market practices, as highlighted below:

•

Each element of compensation is determined based on thoughtful consideration by the Compensation Committee and is designed so that the program in totality supports our strategic business plan and motivates management to drive long-term value creation for our stockholders.

•	83% of our named executive officers’ compensation is variable, at risk and directly tied to the achievement of operational, financial and/or stock price performance.

•

A significant majority of our named executive officers’ compensation is comprised of equity awards that are subject to the same stock price fluctuations as our stockholders. Additionally, all of our stock grants require our named executive officers to hold shares for an additional three years following the vesting date to reinforce our commitment to aligning our named executive officers’ interests with those of our stockholders.

•	We held target compensation opportunities flat in 2022 in order to remain consistent with market pay levels.

•	We increased the portion of our cash program tied to objective corporate performance to 80% (vs. 65% in 2021).

•	2022 cash bonus payouts were 25% lower than 2021 cash bonus payouts as further discussed in this Proxy Statement.

•

For performance-based equity awards granted in early 2023, long-term incentive (“LTI”) target values were decreased by 10% from 2022 amounts partially in recognition of the Company’s decrease in stock price in 2022 and the challenging capital markets environment; these awards will be included in the Company’s proxy statement filed next year.

See page 23 for a detailed report with respect to our executive compensation program.

Kennedy Wilson / Proxy Statement 2023 / 3

PROXY STATEMENT

This Proxy Statement is being made available to stockholders of Kennedy-Wilson Holdings, Inc. (“we,” “us,” “our,” “Kennedy Wilson” or the “Company”) on or about April 27, 2023, and is furnished in connection with the solicitation of proxies by the Board of Directors of Kennedy Wilson for use at the 2023 annual meeting of stockholders (the “Annual Meeting”) of Kennedy Wilson to be held on Thursday, June 8, 2023 at 9:00 a.m. Pacific Time, at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California 90212.

Questions and Answers About the Annual Meeting

Who can vote?

You can vote your shares of common stock if our records show that you owned the shares as of the close of business on April 21, 2023 (the “Record Date”). Persons who are not stockholders of record as of the close of business on the Record Date will not be allowed to vote at the Annual Meeting.

As of the close of business on the Record Date, a total of 139,390,837 shares of common stock were outstanding and are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one (1) vote on matters presented at the Annual Meeting. Holders of shares of Series A Preferred Stock are entitled to vote with the shares of common stock as a single class, and not as a separate class, on an as-converted basis. As of the close of business on the Record Date, the outstanding shares of Series A Preferred Stock were convertible into, and the holders thereof are entitled to vote in respect of, a total of 12,014,688 shares of common stock. Holders of shares of Series B Preferred Stock (“Series B Holders”) who are also holders of our warrants issued in connection with the issuance of our Series B Preferred Stock (the “Preferred Stock Warrants”) are entitled to vote on matters presented at the Annual Meeting together with holders of shares of common stock, voting as a single class, and not as a separate class. For these purposes, each such Series B Holder will be entitled to vote a number of shares of common stock equal to the whole number of shares of common stock that such Series B Holder (or its affiliates) would have been entitled to receive upon exercise of all of such Series B Holder’s (or its affiliates’) Preferred Stock Warrants to acquire common stock outstanding as of the Record Date, assuming, for these purposes, that such Preferred Stock Warrants were exercised on such Record Date and settled pursuant to the physical settlement provisions of such Preferred Stock Warrants. As of the close of business on the Record Date, there were 13,043,478 shares of common stock underlying Preferred Stock Warrants outstanding and held by Series B Holders, which entitles such Series B Holders to vote in respect of a total of 13,043,478 shares of common stock. Including the voting rights of the Series A Preferred Stock and the Series B Preferred Stock, as of the close of business on the Record Date, a total of 164,449,003 shares of common stock were outstanding, or underlying the Series A Preferred Stock or the applicable Preferred Stock Warrants held by Series B Holders, and entitled to vote at the Annual Meeting.

What am I voting on?

Proposal No. 1: To elect four (4) directors to the Board of Directors of the Company to serve for a three-year term and until their successors are duly elected and qualified.

Proposal No. 2: To vote on an advisory, non-binding proposal to approve the compensation of the Company’s named executive officers.

Proposal No. 3: To vote on an advisory, non-binding proposal on whether future advisory votes to approve the compensation of the Company’s named executive officers should occur every one, two or three years.

Proposal No. 4: To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the 2023 fiscal year.

Why are you making these materials available over the Internet rather than mailing them?

Under the notice and access rules of the SEC, we are furnishing proxy materials to our stockholders on the Internet rather than mailing printed copies of those materials to each stockholder. This will help us conserve natural resources and save postage, printing and processing costs. If you received a Notice of Internet Availability of proxy materials by mail, you will not receive a printed copy of our proxy materials unless you specifically request one. Instead, the Notice of Internet Availability will instruct you on how to (1) access and review our proxy materials on the Internet and (2) access your proxy card to vote on the Internet. We anticipate that we will mail the Notice of Internet Availability to our stockholders on or about May 2, 2023.

Our proxy materials are available online at https://www.cstproxy.com/kennedywilson/2023.

4 / Kennedy Wilson / Proxy Statement 2023

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

How can I have printed copies of the proxy materials mailed to me?

Instructions for requesting a paper copy of the proxy materials are set forth on the Notice of Internet Availability of proxy materials. Alternatively, you may request a paper copy the by calling or sending a letter to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., at 151 S. El Camino Drive, Beverly Hills, California 90212 or (310) 887-6400.

How do I vote by proxy?

If you hold shares directly as a holder of record, you may direct how your shares are voted without attending the Annual Meeting:

•	electronically over the Internet by following the procedures described in the Notice of Internet Availability; or

•	by requesting, completing and submitting a properly signed paper proxy card, as described in the Notice of Internet Availability.

If you are a beneficial owner of shares held in street name, you may vote by proxy via the Internet by following the instructions provided by your brokerage firm, bank, broker-dealer or other similar organization that holds your shares.

What is the difference between a “Holder of Record” and a “Beneficial Owner of Shares Held in Street Name?”

Holder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Co. (“Continental”), you are considered the holder (or stockholder) of record with respect to those shares. As a holder of record, you should have received this proxy statement, our Annual Report, and a proxy card from the Company via Continental.

Beneficial Owner of Shares in “Street Name.” If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization acting as a nominee, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the holder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. Accordingly, you should have received the Notice of Internet Availability and a vote instruction form from that organization.

If I am a stockholder of record, how do I cast my vote during the Annual Meeting?

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote during the Annual Meeting, you may vote via the Internet or by proxy, as described above. As always, we encourage our stockholders to vote their shares prior to the Annual Meeting.

If I hold my shares in street name, how do I cast my vote during the meeting?

Many of our stockholders who hold their shares in street name through a nominee have the option to submit their proxies or voting instructions to their nominee electronically by telephone or the Internet. These stockholders should review and follow the voting instructions forwarded to them by their nominee.

You also may vote your shares during the Annual Meeting if you attend. If you hold your shares in street name and wish to vote during the Annual Meeting, you must obtain a legal proxy from your nominee. What if other matters come up at the Annual Meeting?

The matters described in this proxy statement are the only matters we know of that will be voted on at the Annual Meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

Can I change or revoke my vote after I return my proxy card?

Yes. You can revoke your proxy at any time before it is exercised at the Annual Meeting in any of three ways:

•	by submitting written notice revoking your proxy card to the Secretary of the Company;

•	by submitting another proxy that is later dated and, if by mail, that is properly signed; or

•	by voting during the Annual Meeting.

Is any special documentation required to vote during the Annual Meeting?

Although we encourage you to vote electronically over the Internet, or alternatively, by requesting, completing and submitting a properly signed paper proxy card, you can attend the Annual Meeting and vote your shares in person.

Each stockholder and proxy will be asked to present a valid government-issued identification, such as a driver’s license or passport, before being admitted. If you hold your shares in street name and wish to vote during the Annual Meeting, you must obtain a legal proxy from your nominee. Please also see “If I hold my shares in street name, how do I cast my vote during the meeting?” above.

Kennedy Wilson / Proxy Statement 2023 / 5

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

How are votes counted?

We will hold the Annual Meeting if holders representing a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting either submit a proxy or attend the meeting. If you submit a proxy, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

The election of directors under Proposal 1 will be by the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions, broker non-votes and withheld votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Proposals 2 and 4 will be approved upon the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of Proposals 2 and 4.

Proposal 3 will be approved with respect to one of the frequency alternatives (i.e., either every one, two or three years) upon the affirmative vote of a majority of the votes cast at the Annual Meeting for such frequency alternative. If none of the frequency alternatives receives a majority of the votes case, we will consider the highest number of votes cast by stockholders to be the frequency that has been selected by our stockholders. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of Proposal 3.

Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Brokers holding shares of common stock in street name who do not receive timely instructions from the beneficial owners of those shares are entitled to vote only on “routine” proposals. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2023 (Proposal No. 4) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 4. The election of directors (Proposal No. 1), the advisory (non-binding) vote to approve the compensation of the Company’s named executive officers for 2022 (Proposal No. 2) and the advisory (non-binding) vote on the frequency of future advisory votes to approve the compensation of the Company’s named executive officers (Proposal No. 3) are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore, there may be broker non-votes on Proposal Nos. 1, 2 and 3.

Who pays for this proxy solicitation?

We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, by fax, by email or in person. None of these employees will receive any extra compensation for doing this. We may reimburse brokerage firms and other custodians for their reasonable out-of-pocket costs in forwarding these proxy materials to stockholders.

6 / Kennedy Wilson / Proxy Statement 2023

PROPOSAL 1

Election of Directors

Required Vote

The affirmative vote of a majority of shares cast and present in person or represented by proxy at the meeting is required to elect each of the directors standing for election at the Annual Meeting.

Recommendation
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOUR NOMINEES FOR DIRECTOR SET FORTH HEREIN.

The Company has a classified Board of Directors which is divided into three classes, with each class elected for a term of three years. Each class of the Board of Directors is set forth below:

•	Todd Boehly, David Minella, Mary Ricks and Sanaz Zaimi in the class to stand for election in 2023;

•	Richard Boucher, Norman Creighton, William J. McMorrow and Kent Mouton in the class to stand for election in 2024; and

•	Trevor Bowen, Wade Burton, Cathy Hendrickson and Stanley R. Zax in the class to stand for election in 2025.

Following the recommendation of the Nominating Committee, our Board of Directors has nominated Todd Boehly, David Minella, Mary Ricks and Sanaz Zaimi for election at the Annual Meeting. The enclosed proxy will be voted in favor of these individuals unless other instructions are given. If elected, the nominees will serve as directors until the Company’s Annual Meeting in the year 2026, and until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board of Directors may designate.

Kennedy Wilson / Proxy Statement 2023 / 7

DIRECTORS AND EXECUTIVE OFFICERS

The quality and diversity of our Board of Directors is key to Kennedy Wilson’s success. The Board of Directors believes that directors, considered as a group, should provide a mix of backgrounds, experience, knowledge, and abilities, and should reflect the diversity of the Company’s stockholders, affiliates, and the communities in which we operate. The Board of Directors views diversity to include a well-rounded mix of different backgrounds, qualifications, experiences, viewpoints, geographic locations, education, skills and expertise, professional and industry experience, age and personal identity. The Board of Directors believes that its current composition embodies a diverse range of viewpoints, backgrounds and skills, including with respect to age, tenure, and personal identity, that align with the interests of our stockholders and puts the Company in a competitive advantage with respect to the management of its global portfolio.

The majority of our Board of Directors is independent and includes three female (25%) directors. Additionally, 25% of our Board of Directors self-identifies as being from an underrepresented community. Please see “ESG at Kennedy Wilson: A Commitment to Responsible Investing and Operations” for further details regarding our efforts around diversity.

Set forth below is the name, age (as of April 18, 2023) and title of each director, director nominee and executive officer of the Company followed by a summary of each director’s, director nominee’s and executive officer’s background and principal occupations. Unless specifically noted or the context provides otherwise, as used throughout this section, “we,” “our,” “us” or the “Company” refer to Kennedy-Wilson, Inc. prior to, and Kennedy-Wilson Holdings, Inc. subsequent to, the closing of the merger between Prospect Acquisition Corp. and Kennedy-Wilson, Inc., which was consummated on November 13, 2009.

Name	Age	Position

William J. McMorrow	76	Chairman and Chief Executive Officer

Justin Enbody	42	Chief Financial Officer

Mary Ricks	58	Director and President

Matt Windisch	43	Executive Vice President

Kent Mouton	69	Director and Executive VP, General Counsel

In Ku Lee	42	Senior Vice President, Deputy GC and Secretary

Todd Boehly	49	Director

Richard Boucher	64	Director

Trevor Bowen	74	Director

Wade Burton	51	Director

Norman Creighton	87	Director

Cathy Hendrickson	76	Director

David A. Minella	70	Director

Sanaz Zaimi	53	Director

Stanley R. Zax	85	Director

8 / Kennedy Wilson / Proxy Statement 2023

DIRECTORS AND EXECUTIVE OFFICERS

William J. McMorrow

Chairman and Chief Executive Officer

Committees: Capital Markets

Mr. McMorrow is Chairman and Chief Executive Officer of the Company. He has held this position since 1988 when he joined the Company. Mr. McMorrow is the architect of the Company’s expansion into real estate related investments and services. In addition to his real estate experience, Mr. McMorrow has more than 17 years of banking experience. Prior to joining the Company, he was the Executive Vice President and Chairman of the Credit Policy Committee at Imperial Bancorp and also has held senior positions with a variety of financial services companies, including eight years as a Senior Vice President of Fidelity Bank. From 2014 to 2017, Mr. McMorrow also served on the board of directors of Kennedy Wilson Europe Real Estate plc (LSE: KWE), a company that was previously externally managed by a subsidiary of the Company. Mr. McMorrow received his Bachelor of Science degree in Business as well as his MBA from the University of Southern California, where he serves as a Trustee. He helped launch the Performance Science Institute at the USC Marshall School of Business and established the Military Veterans Initiative, “With Your Shield,” which helps student veterans earn a USC degree and find employment. Mr. McMorrow has also endowed student housing in the USC Village as well as the Neighborhood Academic Initiative to provide a pathway for thousands of students in east and south LA to earn a college degree. In 2018, Mr. McMorrow received USC’s highest alumni honor, the Asa V. Call Alumni Achievement Award. Mr. McMorrow’s other philanthropic interests include supporting Loyola High School, which honored him with the Cahalan Award for Distinguished Alumni and where he served on the Board of Regents. He is also involved with the Navy SEAL Foundation, where he served as a board member until January 2021, as well as City of Hope, which honored him in 2014 at its Spirit of Life Celebration. In 2015, he was honored by the Ireland Chamber of Commerce in the United States with the Sir Michael Smurfit Business Achievement Award for his years of leadership and his contributions to Ireland, and in 2017, he received the Ellis Island Medal of Honor. The Congressional Medal of Honor Foundation recognized Mr. McMorrow with the Circle of Honor award in 2019 for his contributions to our Nation, and for representing the Foundation’s principles of courage, sacrifice and patriotism. Mr. McMorrow was selected to serve as a member of our Board of Directors because of his significant achievements with, and intimate knowledge of, the Company and his extensive experience in real estate and banking.

Justin Enbody

Chief Financial Officer

Mr. Enbody is Chief Financial Officer of the Company. He has held this position since 2012. He is responsible for all aspects of finance for the Company, including strategic planning, accounting, tax, information technology, financial reporting and elements of risk management. Mr. Enbody joined the Company in September 2009 and was the Company’s Controller before becoming Chief Financial Officer. Prior to joining the Company, Mr. Enbody was a vice president with RAFS Inc., an independent financial consulting company which he joined in 2004. Prior to RAFS Inc., Mr. Enbody was a senior associate with KPMG LLP. Mr. Enbody serves as a trustee for the Greater Los Angeles Zoo Association. Mr. Enbody received a B.A. from the University of California at Santa Barbara.

Mary Ricks

Director and President

Committees: ESG

Ms. Ricks is President of the Company and has served on our Board of Directors since 2018. Prior to her role as President of the Company she served as the President and CEO of Kennedy Wilson Europe, a business she helped establish in 2011. Ms. Ricks joined Kennedy Wilson in 1990 and from 2002 she headed the Company’s commercial investment group as well as ran its operations in Australia and Japan. From 2014 to 2017, Ms. Ricks served on the board of directors of Kennedy Wilson Europe Real Estate Plc, an LSE-listed real estate company that was previously externally managed by a subsidiary of Kennedy Wilson. In 2014 she was selected by PERE as Industry Figure of the Year for Europe and in 2018 she was named by Bisnow as one of the most influential women in real estate across the UK. Ms. Ricks has been named by the L.A. Business Journal as one of the top women in commercial real estate and was featured on the covers of Forum Magazine and Real Estate California recognizing women at the top of the field. Ms. Ricks is a founding board member of the Richard S. Ziman Centre for Real Estate at UCLA. She received a B.A. in Sociology from UCLA. Ms. Ricks was selected to serve as member of our Board of Directors because of her extensive experience in real estate in the United States and Europe.

Kennedy Wilson / Proxy Statement 2023 / 9

DIRECTORS AND EXECUTIVE OFFICERS

Matt Windisch

Executive Vice President

Mr. Windisch is Executive Vice President of the Company. He has held this position since 2012. Mr. Windisch joined the Company in 2006 and spearheads the Company’s public capital market activities, debt investment platform, corporate and transaction capital raising, strategic planning and acquisitions analysis. He is also responsible for maintaining the company’s key investor and banking relationships. Prior to joining the Company, he was an associate at JP Morgan Chase, where he held positions in investment banking, strategy and risk management. Mr. Windisch received a B.B.A. in Finance and Accounting from Emory University and an M.B.A. from UCLA’s Anderson School of Management.

Kent Mouton

Director and Executive Vice President, General Counsel

Committees: None

Mr. Mouton is General Counsel of the Company and also serves on our Board of Directors. He has held the General Counsel position since 2011 when he joined the Company. As General Counsel, Mr. Mouton oversees all legal affairs of the Company and participates in corporate compliance and risk management oversight. Mr. Mouton also has served as a director of the Company since 1995. Prior to joining the Company, Mr. Mouton was a co-owner and managing partner of Kulik, Gottesman, Mouton & Siegel LLP, a real estate, business and entertainment law firm in Los Angeles. His practice included negotiating, structuring and documenting transactions in commercial real estate acquisitions and dispositions, financing, joint ventures and syndications, leasing and development and general corporate matters. Mr. Mouton is a member of the bar associations of the State of California and was an adjunct professor of real estate law at UCLA Extension for 27 years. In 2012, the Los Angeles Daily Journal named Mr. Mouton as one of the top 30 real estate lawyers in the State of California. Mr. Mouton graduated from the University of California, Los Angeles with a B.A. in Economics (Summa Cum Laude, Phi Beta Kappa and Dean’s List) and received his law degree from the University of California, Los Angeles. Mr. Mouton was selected to serve as a member of our Board of Directors because of his experience and knowledge relating to the legal and financial aspects of real estate investments and his significant experience in public and private company advisory and governance activities.

In Ku Lee

Senior Vice President, Deputy General Counsel and Secretary

Mr. Lee is Senior Vice President, Deputy General Counsel and Secretary of the Company. He has held this position since 2013 when he joined the Company. Mr. Lee heads all of the Company’s public company regulatory and corporate governance matters and currently serves as the Chief Compliance Officer of KW Investment Adviser, LLC. Mr. Lee is also responsible for all legal aspects of the Company’s corporate and transaction capital raising, including public and private offerings of equity and debt. Prior to joining Kennedy Wilson, Mr. Lee served as global corporate counsel at SK Telecom / SK Planet from 2011 to 2013, where he was the lead counsel on multiple cross-border transactions. Prior to such position, Mr. Lee was a senior associate at Latham & Watkins LLP. Mr. Lee is a member of the bar associations of the State of California and Los Angeles County. Mr. Lee received his B.A. in Economics from Occidental College and his J.D. from Cornell Law School.

10 / Kennedy Wilson / Proxy Statement 2023

DIRECTORS AND EXECUTIVE OFFICERS

Todd Boehly

Director

Committees: Capital Markets

Mr. Boehly has served as a director of the Company since 2020. Mr. Boehly serves as the Co-Founder, Chairman, Chief Executive Officer and controlling member of Eldridge Industries, LLC (“Eldridge”). Eldridge and its affiliates have made investments in over 70 operating businesses, including Security Benefit, of which Mr. Boehly is Chairman, A24, Fulwell 73, and Penske Media, which includes The Hollywood Reporter, Variety, Billboard, Rolling Stone, Vibe, Music Business Worldwide, dick clark productions, Life is Beautiful, and the investment in South by Southwest. Mr. Boehly is Chairman and owner of Chelsea Football Club and an owner of the Los Angeles Dodgers, the Los Angeles Lakers, the Los Angeles Sparks, Cloud9, and DraftKings. He is on the boards of the Los Angeles Lakers, Flexjet, PayActiv, CAIS, Chelsea Football Club, Cain International, and Vivid Seats (NASDAQ: SEAT). Mr. Boehly was formerly on the boards of Truebill, which was sold to Rocket Mortgage, and DraftKings. Prior to founding Eldridge, Mr. Boehly was President of Guggenheim Partners and founded the credit business at Guggenheim. He received his B.B.A. from The College of William & Mary, where he later founded The Boehly Center for Excellence in Finance, and studied at the London School of Economics. Mr. Boehly supports epilepsy research, Focused Ultrasound Foundation, Prostate Cancer Foundation, Brunswick School, and The College of William & Mary. Mr. Boehly was appointed to the Board of Directors in connection with a stock purchase agreement with Quinton Heights, LLC and Security Benefit Life Insurance Company, both affiliates of Eldridge, whereby the Company issued shares of perpetual convertible preferred stock of the Company in exchange for approximately $300 million in proceeds. Mr. Boehly was selected to serve as a member of our Board of Directors because of his significant experience in the financial industry, particularly relating to investment strategies and operating businesses and his deep understanding of global capital and financial markets.

Richard Boucher

Director

Committees: Capital Markets (Chair) and ESG (Chair)

Mr. Boucher has served as a director of the Company since 2018. Mr. Boucher served as Group Chief Executive Officer and Executive Director of the Bank of Ireland Group from February 2009 until his retirement in October 2017. Mr. Boucher joined the Bank of Ireland Group in 2004 where he also served as the Chief Executive of Retail Financial Services Ireland and as the Chief Executive for Corporate Banking. Prior to joining the Bank of Ireland Group, Mr. Boucher served as Regional Managing Director for Corporate Banking, London and South East England for the Royal Bank of Scotland. From 2017 to May 2019, Mr. Boucher has also served as a member of the board of directors of Atlas Mara plc (LSE: ATMA), a financial services company that operates in Africa. During that time, Mr. Boucher also served as the chairman of Atlas Mara’s renumeration committee and as a member of the risk and audit committees. Since 2018, Mr. Boucher has also served as a member of the board of directors of CRH plc (LSE: CRH), an international building materials company and since January 2020, Mr. Boucher serves as the chairman of CRH plc’s board. In October 2020, Mr. Boucher also joined as a member of the board of directors of ClonBio Group Limited, a renewable energy business, and has served as chairman of ClonBio Group Limited since April 2021. Mr. Boucher also currently serves as a member of CRH plc’s renumeration, risk and acquisition committees. Since 2017, Mr. Boucher has also served as a member of the board of directors of Eurobank Ergasia SA (Athens: EUROB), a Greek bank and has also served as the chairman of its risk committee and as a member of its audit committee. Mr. Boucher received his B.A. (Mod) in Economics from Trinity College. Mr. Boucher was selected to serve as a member of our Board of Directors because of his significant experience in business transactions in Europe and his deep understanding of the global capital and financial markets.

Kennedy Wilson / Proxy Statement 2023 / 11

DIRECTORS AND EXECUTIVE OFFICERS

Trevor Bowen

Director

Committees: Audit, Capital Markets, and ESG

Mr. Bowen has served as a director of the Company since 2018. Mr. Bowen served as a director and part owner of Principle Management Limited, an entertainment management company, from 1996 to 2013. Prior to joining Principle Management Limited, Mr. Bowen served as a partner at KPMG Ireland for 11 years with responsibility for KPMG Ireland’s banking practice. From 2018, Mr. Bowen also served as a member of the board of directors of Ceiba Investments Ltd. (LSE: CBA), an investment company, and has also served as the chairman of its audit committee. From October 2020 to October 2022, Mr. Bowen served as Chairman of Round Hill Music Royalty Fund Limited (LSE: RHM.L), a music publishing company focused on investing in music copyrights, that achieved full listing on the London Stock Exchange in July 2022. Mr. Bowen resigned from the Round Hill’s board in October 2022. From 2004 to 2013, Mr. Bowen also served as a member of the board of directors of Ulster Bank and also served on its risk committee. From 2009 to 2011, Mr. Bowen served as a member of the board of directors of Readymix plc, a building materials company. Mr. Bowen received his B.B.S. in Business. Mr. Bowen was selected to serve as a member of our Board of Directors because of his significant experience in the public accounting profession and his extensive and diverse background in business transactions in Europe.

Wade Burton

Director

Committees: None

Mr. Burton has served as a director of the Company since 2022. Mr. Burton is the President and Chief Investment Officer of Hamblin Watsa Investment Counsel Ltd. (“HWIC”), a wholly-owned subsidiary of Fairfax Financial Holdings Limited (“Fairfax”), a provider of global investment management services solely to the insurance and reinsurance subsidiaries of Fairfax. Fairfax is a Canadian holding company which, through its subsidiaries, is primarily engaged in property and casualty insurance and reinsurance and the associated investment management. Mr. Burton also currently serves as a member of Fairfax’s Executive Committee, and is a member of the board of directors of Eurolife FFH Insurance Holdings, a Greek insurance holding company, where he also serves on the audit, remuneration and nomination, and risk, asset-liability and investment management committees. He is also a member of the board of directors of Avante Logixx Inc, a provider of technology enabled security. Mr. Burton, a Chartered Financial Analyst (CFA), received his B.A from the University of Western Ontario and has completed the Graduate Finance Program at McGill University, the Canadian Securities Course, the Canadian Futures Course, and the Canadian Options Couse. Mr. Burton was selected to serve as a member of our Board of Directors because of his extensive experience in the financial and investment management industries along with his deep understanding of global capital and financial markets.

Norman Creighton

Director

Committees: Audit, Compensation (Chair) and Nominating

Mr. Creighton has served as a director of the Company since 2004. From 1975 to 2001, Mr. Creighton was employed with Imperial Bank, serving as its President and Chief Executive Officer from 1983 to 2001. During Mr. Creighton’s tenure with Imperial Bank, its assets increased from approximately $200 million in 1975 to approximately $7 billion in 2001. Prior to Imperial Bank, Mr. Creighton served as Regional Vice President for Southern Arizona of Great Western Bank from 1971 to 1974. From 1958 to 1971, Mr. Creighton was employed with Arizona Bank, including as Manager of the Tucson Headquarters. Mr. Creighton also served as a member of the board of directors of Square 1 Bank from 2004 to 2015. Mr. Creighton holds a B.S. in banking and finance from the University of Montana. Mr. Creighton was selected to serve as a member of our Board of Directors because of his extensive experience and knowledge of business, accounting and the banking industry.

12 / Kennedy Wilson / Proxy Statement 2023

DIRECTORS AND EXECUTIVE OFFICERS

Cathy Hendrickson

Director

Committees: Compensation and Nominating (Chair)

Ms. Hendrickson has served as a director of the Company since 2004. Ms. Hendrickson has 44 years of experience in commercial banking. From 1993 to 2010, Ms. Hendrickson served as President and Chief Executive Officer of Bay Cities National Bank. Ms. Hendrickson concurrently served as President and Chief Executive Officer of Peninsula Banking Group, Inc. and sat on the boards of Bay Cities National Bank, Peninsula Banking Group, and Community First Financial Group, Inc. Ms. Hendrickson holds a B.S. in business administration with an emphasis in finance from the University of California, Berkeley. Ms. Hendrickson was selected to serve as a member of our Board of Directors because of her extensive experience as a high-level executive in the banking and financial industries.

David A. Minella

Director (Lead Independent)

Committees: Audit (Chair), Compensation, Nominating and Capital Markets

Mr. Minella has served as a director of the Company since 2009. Mr. Minella is currently the Managing Member of Minella Capital Management, a financial services holding company investing in and developing joint venture arrangements in the asset management industry. From 2011 to 2014, Mr. Minella served as the Chief Executive Officer of Aligned Asset Managers, LLC, or Aligned, a financial services holding company. Aligned’s first acquisition was a majority interest in The Townsend Group, a real asset manager and consultant. Mr. Minella served as Prospect Acquisition Corp’s Chairman and Chief Executive Officer from its inception in July 2007 through November 2009 and has served as a director of the Company since November 2007. Between 1997 and March 2007, Mr. Minella served as the Chief Executive Officer and director of Value Asset Management LLC, or VAM, a strategic investment management holding company. At VAM, Mr. Minella was responsible for its overall business strategy, acquisitions and financial results, and under his leadership, VAM acquired a controlling interest in five separate investment management firms. From 1995 to 1997, Mr. Minella was the President and Chief Executive Officer of the asset management division of Liechtenstein Global Trust, or LGT, a wealth and asset management firm, where he was responsible for the overall business strategy and financial results. Mr. Minella originally joined LGT in 1987 as the head of its United States subsidiaries, GT Capital Management and GT Global. Mr. Minella is a member of the Executive Council at Bunker Hill Capital Management, a private equity firm in Boston, Massachusetts, the former Chairman of the board of directors of MDT Advisers LLC and a former board member of the Investment Company Institute. Mr. Minella received a B.S. in accounting from Bentley College. Mr. Minella was selected to serve as a member of our Board of Directors because of his significant financial industry experience, particularly relating to investment strategies and asset management.

Sanaz Zaimi

Director

Committees: ESG

Ms. Zaimi has served as a director of the Company since 2018. Ms. Zaimi served as the Head of Global Fixed Income, Currencies and Commodities (FICC) Sales, within Bank of America Merrill Lynch (“BofAML”) and as CEO of BofA Securities Europe S.A., BofAML’s EU broker-dealer, and Country Executive for France until the end of 2021. While at BofAML, Ms. Zaimi sat on a number of BofAML’s senior executive committees globally, including the Management Committee and Operating Committee at Bank of America, the Global Banking and Markets (GBAM) Management Committee, the GBAM Global Reputation Risk Committee and the firm’s Global Environment, Social and Governance (ESG) Committee and she actively promoted BofAML’s commitment to diversity and inclusion. She joined BofAML in 2010 from Goldman Sachs, where she was a partner and previously held positions at Deutsche Bank and Smith Barney. Ms. Zaimi has extensive industry knowledge, with over two decades of experience in financial markets. Ms. Zaimi served as an Executive Director on the Board of Merrill Lynch International (MLI). She also served as a founder member of the industry’s FICC Market Standards Board (FMSB) until May 2017. Ms. Zaimi holds a degree in Economy and Finance and a Masters of Philosophy in Finance from Paris-Sorbonne University and she personally supports a number of philanthropic organizations focusing on women and children. Ms. Zaimi was selected to serve as a member of our Board of Directors because of her significant experience in business transactions in Europe and her deep understanding of the global capital and financial markets.

Kennedy Wilson / Proxy Statement 2023 / 13

DIRECTORS AND EXECUTIVE OFFICERS

Stanley R. Zax

Director

Committees: Audit, Capital Markets and Compensation

Mr. Zax has served as a director of the Company since 2010. Mr. Zax was the Chairman and CEO of Zenith National Insurance Corp., or Zenith, a company engaged in insurance and reinsurance, from 1977 to 2012. Zenith was acquired by Fairfax Financial Holdings Limited in 2010. Mr. Zax also served as a director of 1st Century Bank, Los Angeles and the Prostate Cancer Foundation until 2016 and The Center for The Study of the Presidency and Congress in Washington, D.C until 2017. Mr. Zax started his career in 1961 as an associate and later a partner with the Chicago law firm Friedman, Mulligan, Dillon & Uris and subsequently joined Hilton Hotels, where he served as Vice President, General Counsel, Director and Secretary. His association with the insurance industry started in 1973, when he served as President and Chief Executive of Great American Insurance Company. Mr. Zax served as a director of Wynn Resorts Ltd., a holding company of Wynn Las Vegas, and Wynn Macao from October 2002 to May 8, 2007, and as chairman of its audit committee. He served as a Non-Executive Director of Advent Capital (Holdings) Plc, London, England from 1999 to November 10, 2005. Mr. Zax earned a JD in 1961 and a BBA in 1958 from the University of Michigan at Ann Arbor. Mr. Zax was selected to serve as a member of our Board of Directors because of his extensive experience relating to the management and operations of public companies.

14 / Kennedy Wilson / Proxy Statement 2023

DIRECTOR COMPENSATION

In 2022, each non-employee director received an annual retainer fee of $150,000. The chairpersons of the audit committee, compensation committee, nominating committee, capital markets committee and ESG committee received additional annual retainer fees of $20,000, $10,000, $10,000, $10,000 and $10,000, respectively. During 2022, non-employee directors received annual equity awards in the form of 7,500 shares of restricted stock units that vest over a three-year period, subject to continued service as a non-employee director through the applicable vesting date. Mr. Burton was appointed to our Board in November 2022. He received an initial equity award in the form of 15,000 restricted stock units that vest over a three-year period in line with the Company’s practices for newly appointed non-employee directors.

The following table provides compensation information for the fiscal year ended December 31, 2022 for each non-employee member of our Board of Directors:

Name(1)	Fees Earned or Paid in Cash	Stock Awards (2)	All Other Compensation	Total

Todd Boehly	$150,000	$167,025	$ —	$317,025

Richard Boucher	164,103	167,025	—	331,128

Trevor Bowen	150,000	167,025	—	317,025

Wade Burton(3)	24,457	246,600	—	271,057

Norman Creighton	160,000	167,025	—	327,025

Cathy Hendrickson	160,000	167,025	—	327,025

David Minella	170,000	167,025	—	337,025

Sanaz Zaimi	150,000	167,025	—	317,025

Stanley Zax	150,000	167,025	—	317,025

(1)	Ms. Ricks and Messrs. McMorrow and Mouton did not receive any director fees during 2022.
(2)

The amounts in this column reflect the aggregate grant date fair value of an award of 7,500 shares of restricted stock units granted to our non-employee directors in 2022, computed in accordance with ASC Topic 718. Information regarding the valuation assumptions that are used to calculate these values is included in Note 13 of the Company’s financial statements for the fiscal year ended December 31, 2022 contained in the Company’s annual report on Form 10-K. The aggregate number of restricted stock units and shares of restricted stock outstanding at December 31, 2022 for each of our non-employee directors is set forth in the table below. Each award of restricted stock and each award of restricted stock units held by our non-employee directors will vest with respect to 33% of the restricted stock or restricted stock units on each of the first through third anniversaries of the date of grant, subject to accelerated vesting in the event of a “change in control” (as defined in the Second Amended and Restated 2009 Equity Participation Plan), or the director’s ceasing to serve on the Board of Directors by reason of death or disability. The Company also maintains a non- employee director retirement policy pursuant to which, upon a non-employee director’s retirement (as determined by the Board of Directors), his or her then-outstanding equity awards will vest in full (to the extent then-unvested).

Mr. Boehly	19,167

Mr. Boucher	16,834

Mr. Bowen	16,834

Mr. Burton	15,000

Mr. Creighton	16,834

Ms. Hendrickson	16,834

Mr. Minella	16,834

Ms. Zaimi	16,834

Mr. Zax	16,834

(3)	Mr. Burton joined our Board of Directors on November 2, 2022.

Kennedy Wilson / Proxy Statement 2023 / 15

CORPORATE GOVERNANCE AND BOARD MATTERS

We believe a company’s reputation for integrity and responsibly serving its stockholders is of critical importance. Kennedy Wilson’s corporate governance structure is designed to cohesively promote principled actions, support informed and effective decision-making and provide appropriate monitoring and oversight, thereby helping us to continue to build and maintain public trust in the Company. We are committed to managing the Company for the benefit of our stockholders and are focused on maintaining good corporate governance to assure that the long-term interests of stockholders are being served. As of December 31, 2022, our Board of Directors consisted of a total of twelve members.

Director Independence

Our common stock is listed on the New York Stock Exchange (the “NYSE”). A majority of the members of our Board of Directors must be independent under Section 303A.01 of the listing standards of the NYSE. Section 303A.02 of the NYSE listing standards provides that no director can qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the listed company. Our Board of Directors has adopted the following standards in determining whether or not a director has a material relationship with the Company and these standards are contained in our Corporate Governance Guidelines which can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it:

•	No director who is an employee or a former employee of the Company can be independent until three years after termination of such employment.

•

No director who is, or in the past three years has been, affiliated with or employed by the Company’s present or former independent auditor can be independent until three years after the end of the affiliation, employment or auditing relationship.

•

No director can be independent if he or she is, or in the past three years has been, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of another company that employs the director.

•

No director can be independent if he or she is receiving, or in the last three years has received, more than $120,000 during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	Directors with immediate family members in the foregoing categories are subject to the same three-year restriction.

•

No director can be independent if he or she is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Based on these independence standards and all of the relevant facts and circumstances, as of December 31, 2022, our Board of Directors determined that the following nine members are independent under Section 303A.02 of the listing standards of NYSE: Todd Boehly, Trevor Bowen, Richard Boucher, Wade Burton, Norman Creighton, Cathy Hendrickson, David Minella, Sanaz Zaimi and Stanley R. Zax. In accordance with NYSE rules, a majority of our Board of Directors is independent.

In recommending to our Board of Directors that each non-employee director be found independent, our Nominating Committee reviewed and considered the following relationship over the past three fiscal years:

•

Mr. Boehly is the Co-Founder, Chairman, Chief Executive Officer and controlling member of Eldridge Industries, LLC (“Eldridge”). The Company is party to a stock purchase agreement with Quinton Heights, LLC and Security Benefit Life Insurance Company (collectively, the “Purchasers”), both affiliates of Eldridge, whereby the Company issued shares of perpetual convertible preferred stock of the Company in exchange for approximately $300 million in proceeds. Also, Mr. Boehly, directly or indirectly has an excess of 10% equity interest in each of the Purchasers, Eldridge, Security Benefit Corporation and Cain International and their subsidiaries (together, the “Eldridge Entities”), some of which are involved in transactions with the Company or its subsidiaries (“KW Entities”). These transactions may involve various fees which the KW Entities may make to certain of the Eldridge Entities or certain of the Eldridge Entities may make to the KW Entities. Additionally, certain Eldridge Entities hold approximately $37 million in aggregate principal amount of a combination of our 4.75% senior notes due 2029 and our 5.00% senior notes due 2031 (collectively, the “Bonds”).

•

Ms. Zaimi was formerly the Head of Global Fixed Income, Currencies and Commodities Sales at BofAML, which provides credit and other commercial banking services to the Company. BAML also served as a financial adviser to the Company in connection with its acquisition of Kennedy Wilson Europe Real Estate plc in 2017.

•

Mr. Burton is the President and Chief Investment Officer of HWIC, a wholly-owned subsidiary of Fairfax. As of April 18, 2023, Fairfax and certain of its affiliates held approximately 26 million shares of the Company’s common stock (which includes 13,043,478 warrants to purchase the Company’s common stock as described below). On March 8, 2022, the Company issued to certain affiliates of Fairfax (i) 300,000 shares of the Company’s 4.75% Series B

16 / Kennedy Wilson / Proxy Statement 2023

CORPORATE GOVERNANCE AND BOARD MATTERS

Cumulative Perpetual and Preferred Stock and (ii) 13,043,478 warrants to purchase 13,043,478 shares of common stock of the Company for gross proceeds of $300 million. HWIC served as the investment manager for each Fairfax purchaser under the Securities Purchase Agreement. Additionally, certain Fairfax entities (the “Fairfax Entities”) and KW Entities are also party to certain real estate and real estate debt transactions that may involve various fees and interest payments which the KW Entities may make to the Fairfax Entities or the Fairfax Entities may make to the KW Entities.

All matters relating to the abovementioned relationships fall within the standards set forth in our Corporate Governance Guidelines, including the monetary thresholds set forth in the guidelines. This matter is more fully discussed below under “Certain Relationships and Related Transactions.”

Board Leadership Structure and Role in Risk Oversight

The Board of Directors is responsible for risk oversight of the Company. Risks facing the Company include competitive, economic, operational, financial, accounting, liquidity, tax, regulatory, foreign country, health and safety (including risks associated with contagious viruses and pandemics), employment, cybersecurity, political and other risks. Risks are reported to the Board of Directors through the Company’s executive officers, who are responsible for the identification, assessment and management of the Company’s risks. The Board of Directors regularly discusses the risks reported by the Company’s executive officers and reviews with management strategies and actions to mitigate the risks and the status and effectiveness of such strategies and actions.

Our Chief Executive Officer also serves as Chairman of our Board of Directors. Our Board of Directors believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director that is most familiar with our business and industry, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and is therefore best positioned to develop agendas that ensure that the Board of Director’s time and attention are focused on the most important matters. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while our Chief Executive Officer brings Company-specific experience and expertise. Our Board of Directors believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board of Directors, which we believe is critical to effective governance. Our Board of Directors appointed David Minella as our lead independent director. As discussed below, Mr. Minella serves as the chair of all executive sessions of our non-management directors.

To efficiently oversee the Company’s risks, the committees of the Board of Directors are tasked with oversight responsibility for particular areas of risk. For example, the Audit Committee oversees management of risks related to accounting, auditing, financial reporting, IT matters (including cybersecurity and related matters) and maintaining effective internal controls for financial reporting. The Compensation Committee oversees risks related to the Company’s executive compensation policies and practices. The Nominating Committee oversees risks related to the effectiveness of the Board of Directors. The Capital Markets Committee oversees risks related to the Company’s capital market activities, foreign currency exposure and debt. The ESG Committee oversees the Company’s ESG responsibilities and commitments and is responsible for formulating procedures for implementing its ESG policy.

Meetings of the Board of Directors

In 2022, the Board of Directors held seven meetings and no director that held such position during 2022 attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which a director served on. The Board of Directors also holds regular executive sessions of the non-employee members of the Board of Directors as discussed in further detail below. It is our policy to invite our directors and director nominees to attend our Annual Meetings. Eleven members of our Board of Directors attended our 2022 Annual Meeting that we held in June 2022. Mr. Burton joined our Board of Directors in November 2022.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating Committee, a Capital Markets Committee and an ESG Committee.

Audit Committee

The Audit Committee operates under a written charter. The Audit Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

The Audit Committee charter states that the responsibilities of the Audit Committee shall include, among other things, to assist the Board of Directors in monitoring (i) the integrity of the annual, quarterly and other financial statements of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditor and (iv) the compliance by the Company with legal and regulatory requirements, including with respect to information technology, cybersecurity, data protection and data privacy risks and discussing the

Kennedy Wilson / Proxy Statement 2023 / 17

CORPORATE GOVERNANCE AND BOARD MATTERS

steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Audit Committee also reviews and approves all related-party transactions (defined as transactions with an executive officer, director, beneficial owner of more than 5% of our outstanding common stock, or any of such persons’ immediate family members in which the amount involved exceeds $120,000, and in which any such persons had or will have a direct or indirect material interest) and prepares the report required by the rules of the Securities and Exchange Commission, or the SEC, to be included in the Company’s annual proxy statement.

Pursuant to its charter, the Audit Committee meets at least quarterly. The Audit Committee met five times during 2022. The Company does not limit the number of audit committees of other companies on which its Audit Committee members can serve.

The members of the Audit Committee during 2022 were David Minella (chairperson), Norman Creighton and Stanley Zax. The Board added Trevor Bowen as a member of the Audit Committee in February 2023. Each of the above-listed Audit Committee members is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors.

Our Board of Directors has determined that Messrs. Minella, Bowen, Creighton and Zax are “audit committee financial experts”, as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Compensation Committee

The members of the Compensation Committee during 2022 were Norman Creighton (chairperson), Cathy Hendrickson, David Minella and Stanley Zax. The Compensation Committee met eight times during 2022. Each of the current members of the Compensation Committee is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors. The Compensation Committee operates under a written charter. The Compensation Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

The Compensation Committee has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs, in addition to general oversight of the Company’s human capital management practices. The Compensation Committee evaluates the performance of the Chief Executive Officer and other executive officers and, based on such evaluation, reviews and approves the compensation of the Chief Executive Officer and other executive officers. The Compensation Committee may consult with the Chief Executive Officer regarding the amount or form of the compensation for the other executive officers. The Compensation Committee may also form and delegate certain responsibilities to subcommittees. The Compensation Committee also reviews and recommends to the full Board of Directors compensation of directors. The Compensation Committee administers our Second Amended and Restated 2009 Equity Participation Plan.

Nominating Committee

The members of the Nominating Committee during 2022 were Cathy Hendrickson (chairperson), Norman Creighton and David Minella. Each of the current members of the Nominating Committee is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors. The Nominating Committee met four times during 2022. The Nominating Committee operates under a written charter. The Nominating Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

The purpose of the Nominating Committee is to, among other things, discharge the responsibilities of our Board of Directors relating to the appropriate size, functioning and needs of our Board of Directors, including, but not limited to, recruitment and retention of high-quality board members and the composition and structure of committees of the Board of Directors.

The Nominating Committee will consider director candidates recommended by security holders based upon the policies set forth in the Nominating Committee charter. Stockholders who wish to recommend to the Nominating Committee a candidate for election should send a letter to Kennedy-Wilson Holdings, Inc., 151 S. El Camino Blvd., Beverly Hills, CA 90212, ATTN: Nominating Committee. The letter must set forth certain biographical information regarding the nominees as specified in the Nominating Committee charter. Recommendations by security holders must be received no later than thirty (30) days after the end of the Company’s fiscal year.

Candidates will be reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of the Company’s stockholders. Although there are no specific minimum qualifications or any specific qualities or skills that the Nominating Committee believes that the potential nominees must have, the Nominating Committee considers and evaluates each candidate based upon an assessment of certain criteria as set forth in the Nominating Committee charter. Although diversity may be a consideration in the nomination process, the Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees.

18 / Kennedy Wilson / Proxy Statement 2023

CORPORATE GOVERNANCE AND BOARD MATTERS

The Nominating Committee does not have a formal procedure for identifying or evaluating director nominees except as set forth in the Nominating Committee charter. A potential director nominee recommended by a security holder will not be evaluated any differently than any other potential nominee. Although it has not done so in the past, the Nominating Committee may retain search firms to assist in identifying suitable director candidates.

Capital Markets Committee

The Board of Directors formed the Capital Markets Committee in January 2019. The members of the Capital Markets Committee during 2022 were Richard Boucher (chairperson), Todd Boehly, Trevor Bowen, William J. McMorrow, David Minella and Stanley Zax. A majority of the members of the Capital Markets Committee are independent members of the Board of Directors. The Capital Markets Committee met five times during 2022. The Capital Markets Committee operates under a written charter. The Capital Markets Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

The purpose of the Capital Markets Committee is to provide assistance to the Board of Directors of the Company in monitoring and overseeing the policies and activities of the Company and its subsidiaries relating to the Company’s capital markets activities, including equity and debt offerings. As set forth in the Capital Markets Committee charter, in discharging its responsibilities and duties, among other things, the Capital Markets Committee: (i) reviews management’s plans and recommendations with respect to public equity and debt offerings and recommends any actions to be taken by the Board of Directors that it deems advisable and in the best interests of the Company, (ii) reviews management’s plans and recommendations with respect to corporate mergers and acquisitions and recommends any actions to be taken by the Board of Directors that it deems advisable and in the best interests of the Company; and (iii) unless otherwise specified by the Board of Directors, acts as the pricing or special committee for all public equity and debt offerings to be undertaken by the Company or acts as the transaction committee for all corporate mergers and acquisition transactions to be taken by the Company.

ESG Committee

The Board of Directors formed the Environmental, Social and Governance (ESG) Committee in August 2022. The members of the ESG Committee during 2022 were Richard Boucher (chairperson), Trevor Bowen, Mary Ricks and Sanaz Zaimi. A majority of the members of the ESG Committee are independent members of the Board of Directors. The ESG Committee met one time during 2022. The ESG Committee operates under a written charter. The ESG Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

The purpose of the ESG Committee is to provide assistance to the Board of Directors of the Company in overseeing the Company’s environmental, social and governance (“ESG”) strategies, initiatives and policies. As set forth in the ESG Committee charter, in discharging its responsibilities and duties, among other things, the ESG Committee: (i) oversees and reviews the Company’s ESG strategies, initiatives and policies, including the Company’s ESG-related reporting and disclosures, and updates thereto; (ii) oversees and reviews periodic updates from the Company’s Global ESG Committee on material ESG matters, including progress toward key ESG objectives and overall ESG performance; and (iii) in conjunction with the Compensation Committee, oversee and review the Company’s culture and human capital management strategy, initiatives and policies, including the Company’s inclusion, diversity and equity efforts, and, in conjunction with the Audit Committee, oversee the Company’s risk management and oversight programs and performance related to material ESG matters affecting the Company.

Executive Sessions

Under the NYSE listing company manual, our non-management directors are required to hold regular executive sessions. The chairperson of the executive sessions is David Minella. Interested parties may communicate directly with the presiding director of the executive session or with the non-management directors as a group, by directing such written communication to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., 151 S. El Camino Blvd., Beverly Hills, CA 90212.

Process for Sending Communications to the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors or any individual director must mail a communication addressed to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., 151 S. El Camino Blvd., Beverly Hills, CA 90212. Any such communication must state the number of shares of common stock beneficially owned by the stockholder making the communication. All of such communications will be forwarded to the full Board of Directors or to any individual director or directors to whom communication is directed unless the communication is clearly of a marketing nature or is inappropriate, in which case we have the authority to discard the communication or take appropriate legal action regarding the communication.

Kennedy Wilson / Proxy Statement 2023 / 19

CORPORATE GOVERNANCE AND BOARD MATTERS

Code of Ethics

Our Board of Directors has adopted a code of ethics that applies to our directors, officers and employees. A copy of the code of ethics can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3 and 4 and amendments thereto furnished to us during the fiscal year ended December 31, 2022, and Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended December 31, 2021, we believe that, during the fiscal year ended December 31, 2022, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were met in a timely manner.

20 / Kennedy Wilson / Proxy Statement 2023

ESG AT KENNEDY WILSON: A COMMITMENT TO RESPONSIBLE INVESTING AND OPERATIONS

Kennedy Wilson’s approach to ESG aligns with its business strategy to maximize the inherent value of our assets and by striving to deliver long-term social, environmental, and economic value across our portfolio and to our key stakeholders. We aim to integrate ESG factors into key business processes, underpinned by a measure, manage, and monitor approach framed by our four ESG pillars most relevant to our business: optimizing resources, creating great places, building communities and operating responsibly. Details of this framework can be found on our corporate website (https://www.kennedywilson.com/corporate-responsibility) (this website address is not intended to function as a hyperlink, and the information contained in, or accessible from, our website is not intended to be a part of this filing).

We believe that strong governance is the foundation for delivering on our social and environmental initiatives. Kennedy Wilson’s Board of Directors’ ESG Committee oversees the Company’s ESG program, including the Company’s ESG strategies, initiatives and policies. The ESG Committee is also responsible for overseeing Kennedy Wilson’s management-level “Global ESG Committee.” The Company’s Global ESG Committee, which is chaired by President and Board of Directors member, Mary Ricks, manages the Company’s ESG responsibilities and commitments and is responsible for formulating and implementing procedures and priorities to deliver the Company’s ESG strategy.

We strive to manage ESG factors, both opportunities and risks, at the corporate, fund/joint venture and individual assets level, with the goal of integrating procedures across all stages of our investment process. We have in place a robust governance framework. Our policies can be reviewed on our corporate website and cover guidelines and rules regarding ESG, anti-discrimination, anti-harassment, non-retaliation, human trafficking and slavery, fraud prevention, data security and data privacy. For more information regarding our ESG program, please review our annual ESG report which can be found on our website.

Recognizing the global movement around improving work-life balance, accessibility and wellness, our purposeful developments and construction activity focuses on creating great places that benefit the local community, enhance the lives of our residents, and enable our commercial tenants to stay relevant to attract and retain the best talent possible. Our focus on creating great places goes beyond good design and extends to our focus on creating offices and homes that promote spaces for social interaction and exercise, as well as public spaces to connect with the community. Also, where relevant, we protect heritage aspects of our buildings to create a shared sense of cultural well-being.

We believe the success of the communities surrounding our assets is intrinsic to the financial success of our business. We aim to build and strengthen local communities and engage socially, wherever possible. We do this through building community spaces that are engaging, stakeholder-oriented and culturally sensitive, as well as through charitable giving and collaborating with partners. Our philanthropic efforts are directed through the Kennedy Wilson Charitable Foundation, a 501(c)(3) non-profit corporation, which awarded approximately $2.2 million in grants and gifts to qualifying nonprofit, civic or educational public charities in 2022. The committee that approves distributions from the Foundation includes an independent member of the Board of Directors.

Recognizing the considerable need for affordable, high-quality housing across the West Coast, Kennedy Wilson’s joint venture with Vintage Housing provides affordable housing for residents that make 30% to 60% of the area’s median income. The joint venture, launched in 2015 with a portfolio of 5,500 units, provides long-term living solutions for qualified working families and active senior citizens, coupled with community services and modern amenities. The Vintage Housing platform is expected to grow to approximately 11,000 units in the next several years. Kennedy Wilson is also an investor and partner in Langdon Park Capital, a recently launched platform focused on addressing the unmet demand for high-quality housing and well-operated business facilities in historically underserved Black and Latino communities across the United States.

We operate responsibly to ensure business-wide transparency and accountability, with a clear focus on empowering people and providing a healthy work environment for our employees. In addition to providing significant employee benefits and training opportunities, we strive to maintain a diverse corporate culture, promoting equality across gender, socio- economic backgrounds, education, and ethnicity. This allows for better representation of viewpoints, historical perspective and can bring new, fresh ideas to all levels of the Company. Understanding the importance of ensuring all individuals are compensated equitably for similar work and have an equal opportunity to contribute and advance in the workplace, we engage an independent firm to regularly analyze compensation and identify pay bias. In 2022, results did not identify meaningful gender pay gaps for individuals in similar roles.

The quality and diversity of our Board of Directors is key to Kennedy Wilson’s success. Our Board of Directors brings valuable market knowledge, representing significant expertise in real estate, banking, financial services, accounting and auditing, insurance, and law. The Company benefits from the different perspectives offered by the Board of Directors, which includes directors of varying ages and ethnicities, who hail from geographies across the United States and Europe that align with our global portfolio.

Kennedy Wilson / Proxy Statement 2023 / 21

ESG AT KENNEDY WILSON: A COMMITMENT TO RESPONSIBLE INVESTING AND OPERATIONS

ESG AT A GLANCE

Environmental

100%(1)	100%(2)	8 million(3)	100%(4)
Portfolio in Utility Measurement Program	European Electricity from Renewable Sources	Square Feet Sustainably Certified	Portfolio with Building Ratings

Social

11,500	$11 million	$2.2 million
Affordable Housing units completed and currently under stabilization, development or undergoing entitlements in the Western U.S.	Investment in Historically Significant properties in 2022	Kennedy Wilson Charitable Foundation Donations in 2022

(1)	Includes properties in Kennedy Wilson’s directly managed global portfolio
(2)	Electricity procured by Kennedy Wilson within directly managed European portfolio
(3)	Includes LEED, Green Globe, BREEAM, WIRED, Fitwel, ENERGYSTAR Certifications
(4)	Includes U.S. Energy Star and European Energy Performance Certificates

Governance

40%/60%	25%	1	6
Women/Men at Kennedy Wilson	Women on our Board of Directors	New Independent Director in 2022	New Directors Since 2018

Lead independent director with well-defined role and responsibilities	Regular executive sessions of independent directors	Active and responsive shareholder engagement	Annual “Say on Pay” vote

Board of Directors and Senior Management stock ownership policy	Strict anti-hedging and anti-pledging policies	Broad compensation clawback policy (cash and equity)	Independent gender pay gap analysis on a regular basis

22 / Kennedy Wilson / Proxy Statement 2023

EXECUTIVE COMPENSATION

The following discussion sets forth certain information regarding our executive compensation. Unless specifically noted or the context provides otherwise, as used throughout this section, “we,” “our,” “us” or the “Company” and the disclosures relating to executive compensation refer to Kennedy-Wilson Holdings, Inc. and its subsidiaries.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis section of this proxy statement describes the objectives and features of our executive compensation program with respect to those executive officers who constitute our named executive officers (“NEOs”) for fiscal year 2022, as determined under applicable SEC rules. For the fiscal year ended December 31, 2022, our NEOs and their titles were as follows:

Named Executive Officer	Title

William J. McMorrow	Chairman and Chief Executive Officer

Mary Ricks	President

Matt Windisch	Executive Vice President

Justin Enbody	Chief Financial Officer

Kent Mouton	Executive Vice President, General Counsel

The Compensation Discussion and Analysis includes the following sections:

Executive Summary — Summarizes the key factors and considerations in establishing our executive compensation program

Executive Compensation Objectives and Review Process — Outlines our compensation philosophy and the objectives and roles of each of the Compensation Committee and Chief Executive Officer (“CEO”) in determining the compensation for our NEOs

Fiscal Year 2022 Compensation — Discusses the performance factors and specific compensation decisions for fiscal year 2022

Elements of Compensation — Provides a more detailed description of each element of our executive compensation program and the considerations reviewed in assessing each element

Tax, Accounting and Other Considerations — Outlines the various tax, accounting and other factors that are considered by the Compensation Committee with respect to our executive compensation program

Kennedy Wilson / Proxy Statement 2023 / 23

EXECUTIVE COMPENSATION

Executive Summary

Our Distinctive Global Public Company Real Estate Business Model

Kennedy Wilson has experienced transformative growth and has established itself as a global real estate investment company with a unique business model specializing in multifamily, industrial and office properties located primarily in the Western U.S., U.K. and Ireland. Unlike traditional public real estate companies, we not only own, operate and invest in multi-family and commercial real estate properties, we also engage in more complex real estate activities through our investment management platform and invest in debt opportunities across the globe.

Two Key Investment Segments

Consolidated Portfolio	Co-Investment Portfolio

• Permanent capital vehicle focused on maximizing property cash flow • Targeting wholly-owned investments with accretive asset management opportunities • Longer-term hold period

• Complementary platform generating recurring asset management fees and promotes

• Includes real estate and loan investments with strategic partners and commingled fund business

• Primary investors include:

• insurance companies

• sovereign wealth fund

• public and private pension plans

• family office and private equity clients

• Kennedy Wilson’s average ownership in co-investment portfolio is 25%

Traditional REITs Do Not Provide a True Comparison to Kennedy Wilson

While it may initially appear that REITs that hold investments in similar asset classes are the closest comparison to us, our global operations, diverse investment philosophy, significant strategic capital platforms, as well as our $2.7 billion debt platform, differentiates us from most REITs. Instead, we directly compete with a combination of private equity real estate companies, investment banks and sophisticated family offices, among others, in terms of deal sourcing, accessing third-party capital and the recruitment of talent. Many of these companies are privately-held or have a real estate platform that is one operating segment where compensation information is not publicly disclosed and not available to directly compare the compensation of our NEOs to that of our closest competitors.

	Kennedy-Wilson Holdings, Inc.	Traditional Publicly-Traded Real Estate Company Business Model	Private Equity Real Estate Firms

Source and use strategic third-party capital to operate a fund and separate account business to invest in opportunistic and value-add investments

Operate on a global scale

Invest in a diverse array of property types

Engage in significant development and redevelopment activity

Local operating teams

Legend:             Fully Engage                  Partially Engage                 Minimally Engage

24 / Kennedy Wilson / Proxy Statement 2023

EXECUTIVE COMPENSATION

Assets Under Management and Revenue + Other Income Reflect Our Actual Scope of Operations

Additionally, size-based comparisons generally utilized to establish peer groups are inappropriate for Kennedy Wilson:

Commonly Used Size Comparison	Limitations of Metric as it Applies to KW’s Business	What We Believe is a Better Size Comparison

Revenue (GAAP)

• KW owns, operates and develops high-quality real estate across growing markets in the Western United States, the United Kingdom and Ireland with the objective of generating long-term risk-adjusted returns for our shareholders and our partners.

• For the year ended December 31, 2022, our 230 employees managed a total of $23 billion of Real Estate Assets Under Management (“AUM”) which includes 32,781 multifamily units (including 4,994 units under lease up or in process of being developed), 11.7 million office square feet, 10.6 million industrial square feet and 3.9 million retail square feet (including 1.7 million square feet under lease up or in process of being developed) and $2.5 billion of development, residential and other.

• The $20.5 billion of operating properties within our AUM as of December 31, 2022 produced total revenue of $1.4 billion (KW’s share of which was $706.0 million) and the revenue generated from our recurring asset management fees and other investments during the same period was $56.5 million.

• Comparing our reported GAAP revenues could distort the relative size of KW to other organizations, especially REITs.

KW’s Share of Revenue from its Operating Properties and Other Investments and Recurring Management Fees of $762.5 million – We believe that KW’s share of revenue from its operating properties ($706.0 million) and the revenue that it generates from other investments and recurring asset management fees ($56.5 million) would give a more like-for-like revenue amount of $762.5 million

Equity Market Capitalization

• We invest cash from our own balance sheet, but also have a robust separate accounts business and fund management business that produces meaningful levels of base management and performance fees, in addition to providing us with the equity to invest across the globe.

• Our NEOs actively manage all our real estate across the globe and investments from all our capital sources, including equity contributed by institutional investors into our investment platforms.

Assets Under Management (AUM) of $23 billion – Represents the full scope of our operations

In selecting the Company’s peer group, the Compensation Committee sought to create a blend of diverse companies that would reflect the Company’s complex business model and global scope when viewed in totality. Our peer group includes select asset managers who engage in meaningful real estate activity and more sophisticated REITs that either operate globally, use significant strategic capital, and/or actively develop properties.

Details of our use peer group data is on page 30.

Kennedy Wilson / Proxy Statement 2023 / 25

EXECUTIVE COMPENSATION

Program Alignment with Our Distinctive Business Model; Evolution of Our Compensation Program and Responsiveness to Stockholders

Our Compensation Committee, in consultation with its independent compensation consultant, has sought to create a compensation program that (i) provides long-term incentives that are strongly aligned with the long-term interests of our stockholders; (ii) provides our executive officers with short- and long-term incentives that directly support our strategic business plan and recognizes our unique public-company business model; (iii) reflect feedback from our ongoing stockholder engagement, (iv) emphasizes the importance of pay transparency; and (v) provides competitive compensation levels to retain and motivate a high caliber executive team capable of managing our sophisticated business model and global operations. An overview of the elements of our compensation program and the key factors considered by the Compensation Committee in the establishment of our 2022 NEO compensation program include:

Component	Description	Key Factors Considered

Base Salary	• Provides a fixed level of cash compensation to attract and retain talented executives based on duties, experience and internal pay equity	• Provide periodic adjustments to NEO salaries upon a change in responsibilities, exceptional performance and/or to align with comparative market data

Annual Cash Bonus

• Formulaic calculation tied to the achievement of:

• Growth in Annual NOI plus Recurring Investment Management Fees (40%)

• Annual Adjusted Earnings per Share (15%)

• Recurring Cash Flow (25%)

• Other Key Performance Factors, including ESG initiatives, share price performance, strengthening relationship with strategic partners, among other key strategic priorities (20%)

• Despite the fact that only 40% of companies in our peer group use a formulaic structure, we believe a formula is consistent with best practice and provides our stockholders with useful transparency. We further strengthened the percentage tied to objective metrics to 80% in 2022 (vs. 65% in 2021)

• We select metrics that reflect the cash generated for our stockholders from all our income sources and use rigorous goals that require meaningful growth

• We understand that performance is more than just financial and, accordingly, also hold management accountable for putting in place the building blocks for long-term success

Long-Term Equity Awards

• Provide the majority of compensation paid to each NEO in a balanced mix of restricted stock unit (“RSU”) awards:

• 3-Year Relative TSR Restricted Stock Unit Award (40%)

• Return on Equity (ROE) Restricted Stock Unit Award (40%)

• Retentive Restricted Stock Unit Award (20%)

• Any shares issued in respect of earned awards are required to be held for three years following the vesting date

• Our peer group provides an average of approximately 70% of equity awards in performance-based vehicles. Our Compensation Committee has proactively strengthened our formulaic pay-for-performance structure to best-in class allocation of 80% performance

• Despite the fact that 40% of companies in our peer group use carried interest or special incentive programs based solely on the results of the investments with their strategic capital partners (which typically provides uncapped and significant pay opportunities), the Compensation Committee determined that providing RSU awards tied to overall Company performance best served our stockholders’ interest

• We select rigorous metrics that challenge our NEOs to create significant value equal to 12.5% ROE per year and generate total shareholder return (“TSR”) that is 1,200bps higher than a global real estate index

Details of each of the compensation components is on page 35.

26 / Kennedy Wilson / Proxy Statement 2023

EXECUTIVE COMPENSATION

In addition, the feedback on our executive compensation program remained positive in 2022 as evidenced by the significant support from our stockholders of our 2022 say-on-pay vote (84%) after strong support of our program the previous year (80%). Our Compensation Committee has always been committed to evaluating and making changes to our compensation and corporate governance practices based on its continual review of best market practices and the compensation programs utilized by our peers. Based on discussions with stockholders, along with our ongoing evaluation of “best-practices”, we have made a number of compensation and governance enhancements in recent years, including:

2022-2023

›  Increased the percentage of annual cash bonus metrics tied to objective metrics to 80% from 65%

›  Appointed Mr. Wade Burton from Fairfax Financial to our Board of Directors

›  Created the ESG committee of the Board of Directors dedicated to oversee the Company’s ESG initiatives

2021-2022

›  Increased the percentage of performance-based awards from 66.67% to 80% of our total equity awards

›  Provided enhanced disclosures with respect to each element of our compensation program

›  Incorporated ESG as a factor for determining annual cash bonus payouts

2020-2021

›  Broadened our clawback policy to all NEOs (cash and equity compensation)

›  Increased minimum stock ownership guidelines for non-employee directors to 4x the annual cash retainer

›  Expanded our insider trading policy to explicitly prohibit all pledging of Company securities

›  Created the Capital Markets Committee of the Board of Directors to assist the Board of Directors in monitoring and overseeing the policies and activities of the Company relating to the Company’s capital market activities, foreign currency exchange exposure and debt program.

2019 & Prior

›  Eliminated the cash bonus pool based on Adjusted EBITDA and adopted a cash bonus program tied to multiple operating and financial metrics

›  Rebalanced the pay mix to be significantly weighted towards long-term incentive compensation

›  Modified performance-based equity awards to be based on more rigorous and challenging hurdles, including a new relative TSR metric

›  Added a mandatory three-year post-vesting holding period on NEO restricted stock awards

›  Changed to an annual say-on-pay vote proposal beginning in 2017

›  Eliminated dividends on unearned restricted stock awards and “retesting” or “catch-up” features from all restricted stock awards

›  Adopted robust minimum stock ownership guidelines including 10 times base salary for the CEO

›  Appointed three additional independent directors and lead independent director

›  Amended the Company’s Second Amended and Restated 2009 Equity Participation Plan to include numerous stockholder-friendly provisions, including, the prohibition of the discretionary accelerated vesting of awards and a minimum one-year vesting requirement on all equity grants

Kennedy Wilson / Proxy Statement 2023 / 27

EXECUTIVE COMPENSATION

Risk Mitigation

Our executive compensation program is designed to achieve an appropriate balance between risk and reward that does not incentivize unnecessary or excessive risk-taking. We believe that our annual cash bonus program and our equity-based compensation program contain appropriate risk mitigation factors, as summarized below:

28 / Kennedy Wilson / Proxy Statement 2023

EXECUTIVE COMPENSATION

Executive Compensation Objectives and Review Process

Our Company’s compensation program objectives are as follows:

Pay Competitively	Pay-for-Performance	Alignment with Stockholders

Pay our executive officers a competitive level of compensation that best reflects individual performance, overall role and responsibility, and our performance and the performance of our business units	Provide our executive officers with long-term incentive compensation and annual bonuses that are subject to the attainment of rigorous Company performance objectives

Provide long-term incentive compensation that is strongly aligned with the long-term interests of our stockholders and encourages retention by paying a significant portion of compensation to our executive officers in equity

Review Process

To implement an executive compensation program that achieves the above objectives, the Compensation Committee received input from a number of sources and reference points to guide its decision making. These various perspectives allow the Compensation Committee to have visibility into our peer companies’ practices, investor viewpoints, changes in external market practices and each executive’s individual performance, as part of its review of our executive compensation program. The chart below further describes the Compensation Committee’s decision-making process and the primary sources contributing to such process.

Role of the Compensation Committee

Our Compensation Committee determines the compensation for all of the NEOs employing the following process:

•

It receives input as necessary and appropriate from Company management, including the Chief Executive Officer, other than with respect to his own compensation, and the Compensation Committee’s independent compensation consultant, as discussed below.

•

Our Chief Executive Officer makes recommendations to the Compensation Committee on the compensation of executive officers who report to him based on his assessment of the achievement of the Company’s strategic plans, the executive’s individual performance and a variety of other factors (such as compensation history, tenure, responsibilities, market data and retention concerns).

•

The Compensation Committee considers these recommendations, the input of its independent compensation consultant, as well as its own research to make all final decisions affecting NEO compensation, executive compensation philosophy, policies and plan design.

Role of the Independent Compensation Consultant

The Compensation Committee has retained an independent compensation consultant to advise it in connection with its responsibilities. During 2022, the Compensation Committee retained Ferguson Partners Consulting L.P. (“FPC”) to provide

Kennedy Wilson / Proxy Statement 2023 / 29

EXECUTIVE COMPENSATION

peer group compensation data and market practices and advice with respect to the compensation, annual bonus program and RSU awards applicable to executive officers and employment agreements. The Compensation Committee has determined that FPC is independent and that there was no conflict of interest between the Company and FPC. In reaching these conclusions, the Compensation Committee considered the factors set forth in Rule 10C-1(b) of the Securities Exchange Act of 1934, as amended, and the NYSE listing standards.

Use of Peer Group Data

We are a unique company with a dynamic business model that makes it difficult to select perfectly comparable companies. However, our Compensation Committee continues to cultivate a peer group that, as a whole, best represents a good comparison to our Company. The Compensation Committee evaluates our peer group on an annual basis and uses our peer group as a reference point in assessing the competitiveness of our compensation package for our NEOs. Each year, the Compensation Committee reviews the Company’s peer group to ensure the appropriateness of each current and potential peer company, as well as the peer group as a whole, using the following evaluation framework:

The Compensation Committee, with the assistance of FPC, reviewed the Company’s peer group in 2022 and determined that no changes were necessary. In selecting the Company’s peer group, the Compensation Committee sought to create a blend of diverse companies that when viewed in totality would reflect the Company’s complex business model and global scale.

The companies that make up the Company’s peer group were selected using the following criteria:

•	companies with appropriate size comparison in terms of assets under management while also being sensitive to peer group continuity and market fluctuations

•	asset managers with real estate portfolios and real estate companies with strategic capital platforms that invest in real estate through funds and joint venture partners

•	real estate companies with similarly skilled executive management teams and a multi-faceted business model

•	real estate companies that participate in real estate development

•	companies that operate in multiple domestic and international markets and invest in multiple asset types

•	at least one European real estate company, as the Company has significant operations and investments in Europe

The Compensation Committee reviewed real estate operating companies, complex REITs and publicly-traded private equity and asset management firms using the criteria listed above. The majority of selected peer companies share some, but not all, aspects of our business model, further demonstrating our uniqueness. While no one company is entirely comparable to Kennedy Wilson, we believe that, on a blended basis, our current peer group generally provides an accurate representation of the Company’s operations.

30 / Kennedy Wilson / Proxy Statement 2023

EXECUTIVE COMPENSATION

Our 2022 peer group included the following ten companies that met at least three of the selection criteria:

Company	Size(1)	Real Estate	Developer	Global	Strategic Capital(2)

Kennedy-Wilson Holdings, Inc.

Apollo Global Management, LLC

Ares Management Corporation

Essex Property Trust, Inc.

Kilroy Realty Corporation

Land Securities Group plc

Prologis, Inc.

Sculptor Capital Management, Inc.

SL Green Realty Corp.

UDR, Inc.

Vornado Realty Trust

(1)	Size is based on assets under management, when available, or total enterprise value as of December 31, 2022
(2)	Strategic capital is based on if the company has a significant fund management and separate account business in which it invests in real estate assets

During 2022, the Compensation Committee utilized peer group compensation data in order to evaluate the reasonableness of the Company’s pay levels and structure as compared to the market. It is the Compensation Committee’s view that the Company is not readily comparable to other companies of a similar size in the real estate industry (due, in part, to the Company’s diverse line of businesses, revenue streams and investment type). Therefore, in determining the overall amounts of compensation to be awarded to the NEOs and the relative portion of compensation to be divided among base pay, bonus, and long-term incentives, the Compensation Committee does not adhere to a specific formula or aim to set compensation at a specified level as compared to specific benchmarking or survey data. Rather, the Compensation Committee uses the market data in conjunction with its experience and resources to also evaluate the Company’s complexity of business, performance, succession planning factors and profitability to establish appropriately competitive compensation levels.

Kennedy Wilson / Proxy Statement 2023 / 31

EXECUTIVE COMPENSATION

Fiscal Year 2022 Compensation

2022 Performance Accomplishments

2022 was another strong performance year for Kennedy Wilson despite the significantly reduced level of real estate transaction activity and a challenging and unpredictable capital markets environment. Despite such challenges, we were able to continue to successfully execute on our growth initiatives, designed to deliver long-term shareholder value, highlighted by double digit growth in both our Estimated Annual NOI and Fee-Bearing Capital. Through our global investment platform, we have further strengthened relationships with existing partners and forged relationships with new partners to significantly increase our access to institutional capital. We believe our ability to seek out and execute on new opportunities, both on our own and with our partners, while continuing to execute on strategic transactions, will continue to facilitate broad access to attractive investments, thus positioning the Company for long-term success. Please see Appendix A for a reconciliation of certain non-GAAP measures discussed below.

Operational Highlights:

•	18% growth in Fee-Bearing Capital to $5.9 billion in 2022 (100% growth since 2019 driven by expansion of debt and industrial platforms)

•	13% increase in Estimated Annual NOI to $491 million

•	Record-level of Assets Under Management (“AUM”) of $23 billion; +6.5% growth vs $22 billion in 2021

Investment Management Growth:

•	Debt Platform AUM grew by 36% to $2.7 billion

»	Expanded debt platform commitments by $3 billion to $6 billion in total commitments; Platform started in 2020 with $2 billion of total commitments

•	EU logistics platform AUM grew by 40% to $1.2 billion

»	Expanded target AUM with strategic partners by $1.5 billion to a total of $2.5 billion

•	$3.5 billion in additional non-discretionary Fee-Bearing Capital available for future investments

Strong Real Estate Portfolio and Transactional Performance:

•

Acquired $2.8 billion of new investments, adding $43 million in Estimated Annual NOI and completed $1.7 billion in dispositions and loan repayments generating approximately $300 million of cash to the Company

•	Development and lease-up initiatives:

»	Stabilized five properties, adding $10 million Estimated Annual NOI

»	Remaining projects on track, with 80% of all in-progress developments expected to be completed by year-end 2023

•	Strong property operating results include:

»	Achieved strong same-property NOI growth in global multifamily portfolio, including 21% in U.S. market-rate portfolio and 9% in Irish multifamily portfolio

»	Improved Irish Multifamily occupancy to 99% (from 96%)

»	Completed 2.5 million square feet of leasing in the global office portfolio across 228 lease transactions

Capital Markets Activity and Risk Management Strategy:

•	Completed $300 million preferred stock investment with Fairfax Financial Holdings Limited and its affiliates

•	Repurchased €75 million of KWE debt at 82 cents generating a net gain on extinguishment of debt of $13.9 million to the Company

•	Generated $95 million of cash from FX hedge restructuring, while maintaining similar or improved FX hedge protection

•	Generated $17 million of cash from interest rate hedging, while improving interest rate hedge ratio to 93%

ESG, Governance and Other Achievements:

•	Created a formal board ESG committee

•	Appointment of a Global Sustainability Officer

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EXECUTIVE COMPENSATION

•	Developed and rolled-out a Sustainable Investment Approach to embed ESG best practices into our key business processes in Q1 2023

•

Provided $2.2 million in charitable gifts and grants to non-profit organizations, with a focus on supporting U.S. armed forces and veterans, and improving the lives of children though education opportunities and quality healthcare

•

Continued to promote our Kennedy Wilson Women initiative that provides role models, mentorship and leadership for women in the real estate industry and offers opportunities for men to participate and understand how they can be involved in promoting female leaders

•	Achieved approximately 84% approval from shareholders on Say-on-Pay, and 80% in 2021, and 97% approval on our Equity Participation Plan

•	Conducted a gender pay equity study which confirmed equitable pay practices

•	800 units added to over 11,000-unit portfolio of affordable homes in the Western U.S.

•	Added Wade Burton from Fairfax Financial as an independent director of the Company

•	Cyber Security: Completed 2022 penetration testing and ITGC Audit, no issues found

In addition to strong financial and operational performance, we have delivered consistent long-term value to our stockholders since our IPO in 2009, including delivering total stockholder returns that outperformed our peer group and largely mirrored the MSCI World Real Estate Index (“World Index”) in 2022. We also delivered strong five-year and ten-year returns as depicted below:

Cumulative Total Return Since Initial Public Offering

Total Shareholder Returns				KW: Kennedy Wilson Holdings, Inc. World: MSCI World Real Estate Index Peers: Executive Compensation Peer Group Median*
10-Year as of 12/31/2022	5-Year as of 12/31/2022	1-Year as of 12/31/2022	Year-to-Date as of 3/31/2023
KW 60%	KW 14%	World (24%)	KW 7%
World 58%	World 10%	KW (31%)	Peers 1%
Peers 12%	Peers (10%)	Peers (36%)	World 1%

Source: S&P Capital IQ Pro

*See “Use of Peer Group Data” above for additional details on our peer group.

The foregoing section is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

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EXECUTIVE COMPENSATION

2022 Compensation Snapshot

In 2022, the Compensation Committee continued to be actively engaged in the thoughtful oversight and development of our executive compensation program to ensure that it (i) is aligned with our unique and global business model and market based on an evaluation of our peer group as a whole since we are not directly comparable to most other publicly traded real estate companies and (ii) keeps our NEOs focused on long-term initiatives and overall business strategy. An overview of the key focus areas considered by the Compensation Committee in the establishment of our 2022 NEO compensation program include:

No Increases to NEO Target Compensation Levels

•

2022 target levels for annual cash bonus and LTI award compensation amounts for our NEOs remained flat as compared to 2021 amounts in order to remain consistent with market pay levels. No change to NEO base salaries.

More Objective Cash Bonus Program; 25% Decrease in 2022 Payouts

•	In 2022, we increased the portion of our cash bonus program tied to objective corporate performance to 80% (vs 65% in 2021).

•	Cash bonus payouts for 2022 performance were 25% lower than 2021 cash bonus payouts, partially reflecting, among other things, a challenging capital markets environment in 2022.

Committed to Strong Pay-for-Performance Alignment

•	Approximately 83% of our NEOs’ compensation is variable and directly tied to the achievement of operational, financial and/or stock price performance.

•

A significant majority of our NEOs’ compensation is comprised of equity awards that are subject to the same stock price fluctuations as our stockholders. Additionally, all of our LTI awards require our NEOs to hold shares for an additional three years following the vesting date to reinforce our commitment to aligning our NEOs’ interests with those of our stockholders. Our Compensation Committee also proactively strengthened our formulaic pay-for-performance structure to best-in-class allocation of 80% performance in 2021 while not increasing overall LTI target values.

•	37% of the Relative TSR Restricted Stock Unit Awards were earned for the performance period ended December 31, 2022 demonstrating the rigor of our relative TSR hurdle.

Decreased 2023 LTI Target Values

•

For awards granted in early 2023, LTI target values were decreased by 10% from 2022 amounts partially in recognition of the Company’s decrease in stock price in 2022 and the challenging capital markets environment; these awards will be included in the Company’s proxy statement filed next year.

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EXECUTIVE COMPENSATION

Elements of Compensation

With respect to the Company’s NEOs, the three primary elements of compensation are base salary, annual bonus and long-term incentives. Each element of compensation is determined after thoughtful consideration by the Compensation Committee and is designed so that the entire program supports our strategic business plan and motivates management to drive long-term value creation for our stockholders. We believe that the effectiveness and alignment of our compensation program is further demonstrated by our strong stockholder support of our 2022 say-on-pay vote.

Base Salary

Base salary is set to attract and retain executive talent. Base salaries for all NEOs are set by the Compensation Committee after it takes into consideration competitive market conditions with respect to comparable companies and input, as appropriate, from the Chief Executive Officer (other than with respect to his own base salary). Base salary is determined by the level of the position within the Company and the individual’s current and sustained performance results.

Base Salary Highlights • No Increases to NEO Base Salaries in 2021, 2022 or 2023 • CEO Salary has remained unchanged since 2015

The base salaries of our NEOs were generally established by our Compensation Committee in 2018 in connection with the renewal of certain employment agreements and amendments to certain other employment agreements that we entered into with our NEOs at that time. In connection with the new and amended employment agreements, the Compensation Committee considered competitive levels of base pay and a desire to set levels of base pay that are internally equitable and may be adjusted periodically to align with changes in each individual’s role, responsibilities and performance. Our CEO’s base salary has remained unchanged since 2015.

In early 2022, the Compensation Committee reviewed base salaries for each NEO and considered many factors including: the number of employees supervised by the officer; the effort expended by the officer in soliciting and bringing new business or capital investments to his or her business unit; the extent to which the officer’s business unit generated new business or new capital; the travel demands placed upon the officer; and the extent to which the officer is engaged in investor relations activities. While these factors are critical to our success, many of them cannot be evaluated quantitatively, so a portion of the evaluations by the Compensation Committee is subjective.

Based on this review, 2022 base salaries for the NEOs were not increased from 2021 levels.

The base salaries for each of the NEOs in 2022 were as set forth below.

Named Executive Officer	2022 Base Salary ($)

William J. McMorrow	1,500,000

Mary Ricks	1,250,000

Matt Windisch	800,000

Justin Enbody	700,000

Kent Mouton	800,000

Annual Bonus

Our Compensation Committee believes that annual bonuses should play a significant role in motivating executives to accomplish near-term priorities that ultimately provide increases in stockholder value and that NEOs should be eligible for bonuses that are a significant percentage of base pay (defined as a multiple of base pay). The Compensation Committee believes that individual contributions and the financial performance of an NEO’s business unit should be a critical component of his or her bonus calculation and overall Company performance should be factored into the bonus methodology for all NEOs.

Annual Bonus Highlights

•  Increased Objective Corporate Performance weighting to 80% in 2022 (vs. 65% in 2021)

•  Qualitative Assessment in 2022 Funded at only 75% of Target

•  Total 2022 Cash Bonus Payouts Decreased by 25% from 2021 Amounts

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EXECUTIVE COMPENSATION

2022 Annual Bonus Opportunities

In establishing our 2022 cash bonus program the Compensation Committee took into account the Company’s business strategy for the upcoming year and aimed to set rigorous goals in support of our near-term growth objectives.

2022 bonus opportunities were set at a level that would provide NEOs with appropriate total cash compensation dependent upon both the Company’s and the individual NEO’s performance. The individual NEO’s performance was evaluated in a manner that reflected their relative levels of contribution as determined by the Compensation Committee in its sole discretion. 2022 bonus opportunities for each NEO remained unchanged from 2021 levels.

Each NEO’s incentive cash bonus opportunity for 2022 was based upon a threshold, target and maximum amount (each denominated as a percentage of base salary) as shown in the following table. Whether any of the threshold, target or maximum bonus levels were attained was determined by the Compensation Committee based on the achievement of corporate performance metrics and the Compensation Committee’s assessment of each executive’s individual performance.

Named Executive Officer	Threshold	Target	Maximum

William J. McMorrow	100%	200%	300%

Mary Ricks	100%	200%	300%

Matt Windisch	100%	200%	300%

Justin Enbody	82.5%	165%	250%

Kent Mouton	57.5%	115%	175%

2022 Performance Assessment

The Compensation Committee’s goal setting process is multi-faceted. Each year, goals are established based on a thorough review of historical data, year-over-year growth projections, industry expectations and internal business planning and budgeting. Target levels are intended to be both challenging and achievable while maximum levels are intended to represent stretch goals, which, if achieved, will result in significant value created for our stockholders. In 2022, we increased the portion tied to objective corporate performance to 80% (vs. 65% in 2021) through introduction of a new objective financial metric, Recurring Cash Flow. The following highlights the Compensation Committee’s goal setting rigor:

•

Annual Adjusted Earnings per Share (15% weighting)—goals were set between approximately 15 and 20% above the previous year’s hurdles and the target was set higher than the average historical net gains over the past five years

•

Growth in Annual NOI and Recurring Investment Management (40% weighting)—goals were increased significantly from prior year goals of 2.5% to 7.5% and target was set above the average growth over the past five years (excluding 2017 when the Company merged with KWE) and the median growth rate over the past five years

•	Recurring Cash Flow (25% weighting) – New metric for 2022 with target set above 2021 results and the five-year median performance

•

Other Key Corporate Performance Factors (20% weighting) – Qualitative assessment by the Compensation Committee that includes (i) share price performance, (ii) growth and strengthening of strategic partnerships, (iii) operational growth and (iv) ESG initiatives, and other relevant factors that contribute to our long-term success but are not readily quantifiable. While this metric is not based on defined targets, the Compensation Committee applies significant rigor in its assessment as demonstrated by a payout 25% below target for 2022 performance (as further discussed below).

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EXECUTIVE COMPENSATION

The following table illustrates the metrics and weightings for the 2022 cash bonus program for all of our NEOs, as well as the actual attainment of each metric for 2022:

Performance Metric	Rational for Inclusion	Threshold	Target	Maximum	Actual

Annual Adjusted Earnings per Share (including gains on sale and fair value gains)	Encourages a focus on total cash flow per share, which includes, among others, recurring income, gains on sale and interest and G&A costs	$2.35	$2.60	$2.85	$2.04

Growth in Annual NOI and Recurring Investment Management Fees	Motivates management to grow recurring NOI and fees consistent with Company’s business plan	4.0%	7.0%	10.0%	15.0%

Recurring Cash Flow (excluding gains on sale and fair value gains)	Encourages a focus on recurring income	$50M	$70M	$90M	$152M

Other Key Corporate Performance Factors

Motivates management to execute on strategic objectives including: (i) share price, (ii) strategic partnerships, (iii) operational growth and (iv) ESG initiatives, individual performance and other relevant factors

			See 2022 Performance Assessment Below		75% of Target

Assessment of Other Key Corporate Performance Factors

The remaining 20% of the cash bonus program is based on the achievement of other key corporate performance factors and individual performance factors, which were identified at the beginning of the year would be assessed on a qualitative basis. With respect to the corporate performance component of the bonus, the Compensation Committee considered the Company’s overall 2022 accomplishments and the following key factors (please see “2022 Performance Accomplishments” above for a full summary of our key achievements in 2022):

Continued to Strengthen Relationships with our Strategic Partners

•	Fee-Bearing Capital grew by 18% in 2022 to a total of $5.9 billion; $3.5 billion in additional non-discretionary Fee-Bearing Capital available for investment

•	Debt platform grew by 36% to $2.7 billion in 2022; Total commitments from strategic partners grew to over $6 billion from $3 billion in 2021

•	EU Industrial platform AUM grew by 64% in 2022 to $1.2 billion; Total platform target AUM with strategic partners grew to $2.5 billion AUM from $1.0 billion AUM in 2021

Strong Operational Performance

•	Estimated Annual NOI grew by 13% in 2022 to a total of $491 million

•	Real Estate Assets Under Management grew by 5% in 2022 to a record $23 billion

•

Acquired $2.8 billion of new investments, adding $43 million in Estimated Annual NOI and completed $1.7 billion in dispositions and loan repayments generating approximately $300 million of cash to the Company

Successful Execution of ESG Initiatives

•	Created a board-level ESG committee to oversee the Company’s ESG program, including opportunities and risk management strategies

•	Developed a Sustainable Investment Approach to embed ESG best practices into our key business processes

•	800 units added to over 11,000-unit portfolio of affordable homes in the Western U.S.

Shareholder Price Performance Outperforms Peer Group Median

•	Total shareholder return was negative in 2022 (30.5%) but outperformed Peer Group median of (35.6%) and was slightly below MSCI World Real Estate Indec of (24.5%)

With respect to the individual performance factors, the Compensation Committee considered each NEO’s individual performance and their contributions to the Company’s overall 2022 accomplishments, including the performance set forth

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EXECUTIVE COMPENSATION

under “2022 Business Highlights”. The Compensation Committee determined that Mr. McMorrow, whose individual performance is most directly tied to the Company’s performance, would receive a below target payout equal of 75% of target under the “Other Key Corporate Performance Factors and Individual Performance” component of our 2022 cash bonus program. Based on feedback from the CEO regarding the contributions of our other NEOs to the Company’s performance during 2022, the Compensation Committee determined that each of the other NEOs would also receive a below target payout equal to 75% of target.

In total, the 2022 annual cash bonuses paid to our NEOs were 25% lower than 2021 cash bonus amounts. The 2022 annual cash bonuses paid to our NEOs based on the performance results discussed above are as follows:

Named Executive Officer	2022 Cash Bonus	2021 Cash Bonus	YoY Change

William J. McMorrow	$3,375,000	$4,500,000	(25%)

Mary Ricks	$2,812,500	$3,750,000	(25%)

Matt Windisch	$1,800,000	$2,400,000	(25%)

Justin Enbody	$1,312,500	$1,750,000	(25%)

Kent Mouton	$1,050,000	$1,400,000	(25%)

Long-Term Incentives

Long-term incentives in the form of equity awards are a crucial part of our overall executive compensation program. We believe that this component of the compensation program strongly aligns our NEOs’ interests with the long-term interests of our stockholders and also encourages retention of our highly-skilled employees. In 2022, long-term incentives were granted to our NEOs in the form of RSU awards.

For the NEOs and other key employees, our long-term incentives program is designed to (i) provide for a range of vesting performance levels instead of

Long-Term Incentive Highlights

•  Maintained target values for awards granted in 2022

•  Decreased target values by 10% for awards granted in 2023 (which awards will be disclosed in next year’s proxy statement)

all-or-nothing, (ii) ensure rigorous performance hurdles, (iii) provide further alignment with stockholder interests by using a relative TSR measure, and (iv) ensure the retention of management in all market cycles. The program balances each of these objectives by incorporating the following equity vehicles:

Relative TSR Performance Restricted Stock Unit Award	ROE Restricted Stock Unit Award	Retentive Restricted Stock Unit Award

At-risk equity incentive designed to enhance the pay-for-performance structure and stockholder alignment, while motivating and rewarding senior management for superior relative TSR performance	At-risk equity incentive designed to enhance the pay-for-performance structure, while motivating and rewarding senior management for the achievement of rigorous ROE goals

Structured to retain executives while subjecting recipients to the same market fluctuations as stockholders, thereby motivating management to create long-term value through long-term vesting and holding requirements

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EXECUTIVE COMPENSATION

The key terms of each of these equity vehicles are as follows:

40.0% of Award	3-year Relative TSR Restricted Stock Unit Award	Cliff vesting three years after grant date if relative TSR performance hurdles are achieved vs. the MSCI World Real Estate Index and subject to the NEO’s continued employment. Awards will be forfeited for below threshold performance. Shares issued pursuant to earned awards are required to be held for three years following the vesting date.
		RESULT Maximum Target Threshold	HURDLES +1,200bps (100% vested) +0bps (50.0% vested) -1,200bps (25.0% vested)
40.0% of Award	ROE Performance Restricted Stock Unit Award

Three-year annual vesting after grant date, subject to the achievement of
ROE hurdles and subject to the NEO’s continued employment. Awards will be forfeited for below threshold performance. Shares issued pursuant to earned awards are required to be held for three years following the vesting date.

		RESULT Maximum Target Threshold	HURDLES +12.5% (100% vested) +10.0% (50.0% vested) +7.5% (25.0% vested)
20.0% of Award	Retentive Restricted Stock Unit Award	Three-year annual pro-rata vesting after grant date, subject to the NEO’s continued employment. Vested awards are required to be held for three years following the vesting date.

Annual equity awards are determined and granted in the first quarter each year along with cash bonus payments and are intended to reward the previous year’s performance. In 2022, annual equity awards were granted on January 20, 2022. For 2022, the performance percentages for the Relative TSR Stock Awards and ROE-Based Performance Stock Awards were adjusted to be 100% at maximum, 50% at target (from 66.7%) and 25% at threshold (from 33.3%) to be in line with broadly accepted market practices (including practices used by our peers).

The annual 2022 equity awards were granted on January 20, 2022 and the Compensation Committee maintained target dollar amounts consistent with those applicable to its 2021 annual equity awards. The target value and shares granted were based on the stock price on the date of grant of $22.27. The below table reflects the grant date fair value calculated by an independent third party using a Monte Carlo model as required for the Summary Compensation Table.

Named Executive Officer	Total Equity Award (# of shares at Target)	Relative TSR Restricted Stock Unit Award (# of shares at Target)	ROE Performance Restricted Stock Unit Award (# of shares at Target)	Retentive Restricted Stock Unit Award (# of shares at Target)	Total Grant Date Fair Value (1)

William J. McMorrow	496,183	198,473	198,473	99,237	$10,152,901

Mary Ricks	377,189	150,876	150,876	75,438	$7,718,042

Matt Windisch	262,686	105,074	105,074	52,538	$5,375,084

Justin Enbody	152,673	61,069	61,069	30,535	$3,123,988

Kent Mouton	118,994	47,598	47,598	23,799	$2,434,859

(1)	Based on the grant date fair value as calculated by an independent third-party appraiser in accordance with FASB ASC Topic 718.

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EXECUTIVE COMPENSATION

Key Terms of the Relative TSR Restricted Stock Unit Awards

Under the terms of the 2022 RSU awards granted to our NEOs, the relative TSR RSUs are scheduled to cliff vest upon the conclusion of the three-year period ending on December 31, 2024 if our TSR equals or exceeds the hurdles set forth below relative to the MSCI World Real Estate Index for such period, subject to the NEO’s continued employment through the vesting date (except as otherwise described below).

Performance Level	3-Year Relative TSR Hurdle	Payout Percentage

Maximum	+1,200bps	100%

Target	+0bps	50%

Threshold	-1,200bps	25%

Payouts at performance levels in between the hurdles will be calculated by straight-line interpolation. Any portion of the award not earned at the end of the performance period will be forfeited to the extent that the threshold performance level is not achieved. Any shares issued pursuant to vested, earned awards will be subject to an additional post-vesting holding period through the third anniversary of the applicable vesting date.

Key Terms of the ROE-Based Performance Restricted Stock Unit Award

Under the terms of the 2022 RSU awards granted to our NEOs, the ROE RSUs are scheduled to vest one-third (1/3) at the conclusion of each of the fiscal years ending December 31st of 2022, 2023 and 2024 if our ROE equals or exceeds the hurdles set forth below for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below).

Performance Level	ROE Annual Hurdle	Payout Percentage

Maximum	12.5%	100%

Target	10.0%	50%

Threshold	7.5%	25%

Payouts at performance levels in between the hurdles will be calculated by straight-line interpolation. Any portion of the award eligible to vest at the conclusion of any fiscal year that is not earned at the end of such year will be forfeited to the extent that the threshold performance level is not achieved. Any shares issued pursuant to vested, earned awards will be subject to an additional post-vesting holding period through the third anniversary of the applicable vesting date.

As reflected in the payout percentages specified in the tables above for the TSR and ROE restricted shares, we intend for the TSR and ROE RSUs to vest at maximum level only if we significantly outperform our target goals.

Achievement of ROE Performance and Relative TSR Restricted Stock Unit Awards at Year-End 2022

Consistent with our financial performance in 2022, our ROE exceeded the rigorous 12.5% per year goal and accordingly the ROE Performance Restricted Stock Unit Awards were earned at the maximum. As a result of our rigorous relative TSR hurdles, only 37% of the Relative TSR Restricted Stock Unit Awards were earned.

Key Terms of the Retentive Restricted Unit Stock Awards

Under the terms of the 2022 RSU awards granted to our NEOs, the retentive RSUs vested one-third (1/3) on January 20th of 2023 and are scheduled to vest one-third on January 20th of each of 2024 and 2025, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). Any shares issued pursuant to vested awards will be subject to an additional post-vesting holding period through the third anniversary of the applicable vesting date.

Other Material Terms of 2022 Restricted Stock Unit Awards

Termination of Service. If an NEO’s employment is terminated by the Company or its subsidiaries without “Cause” or by the NEO for “Good Reason” (each as defined in the award agreement) (a “Qualifying Termination”), then with respect to the retentive RSUs, the Compensation Committee may, in its sole discretion, provide that such RSUs shall become fully vested upon such Qualifying Termination; provided, however, that such accelerated vesting shall apply automatically to the retentive RSUs upon a termination by reason of the NEO’s death or disability. In addition, if an NEO’s employment

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EXECUTIVE COMPENSATION

terminates due to his or her death or disability, then any then-unvested relative TSR RSUs and ROE RSUs will remain outstanding and eligible to vest on each subsequent vesting date (without regard to the requirement that such NEO continue in employment through such vesting date) based on the level of attainment of the applicable performance goal(s) following such NEO’s death or disability.

Change of Control. In the event of a Change of Control of the Company (as defined in the Second Amended and Restated 2009 Equity Participation Plan), all then-unvested RSUs will vest in full as of the date of the Change of Control, subject to the executive’s continued employment until immediately prior to the Change of Control.

No-Sale Period; Transferability. The RSUs generally will not be transferable unless and until such shares vest. In addition, a grantee may not, without the consent of the Compensation Committee, transfer, sell or otherwise dispose of any vested shares prior to the earlier to occur of (i) the third anniversary of the date on which such RSUs vest, or (ii) the occurrence of a Change of Control of the Company. The transfer restrictions described in the preceding sentence will not apply to any transfer of shares to the Company, any transfer of shares in satisfaction of applicable withholding obligations with respect to the RSUs, or any transfer following the termination of a grantee’s employment or engagement with the Company or its subsidiaries (including by will or pursuant to the laws of descent and distribution).

Distribution Equivalent Rights. Each RSU award is granted in tandem with distribution equivalent rights, which entitle the grantee to an amount equal to any dividends declared on the Company’s common stock with respect to such RSUs. Distribution equivalent rights on unvested RSUs will not be paid to the grantee on a current basis, but will instead accumulate and be paid to the grantee in a lump sum on the date (if any), and only to the extent, that the underlying RSUs vest.

Definitions. For purposes of the award agreements:

•

“Cause” has the meaning set forth in the grantee’s employment agreement or similar agreement with the Company or its subsidiaries, or if no such agreement exists, then “Cause” means the occurrence of any of the following events: (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the grantee’s duties, (C) involvement in a transaction which is materially adverse to the Company or its subsidiaries, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company or its subsidiaries, or (G) material breach of any provision of the Second Amended and Restated 2009 Equity Participation Plan or the restricted stock award agreement or any other written agreement between the grantee and the Company or its subsidiaries, in each case as determined in good faith by the Board of Directors, the determination of which shall be final, conclusive and binding on all parties.

•

“Good Reason” means the voluntary termination of the engagement of the grantee with the Company or its subsidiaries within 6 months of the Company or the Company’s subsidiaries: (1) instructing the grantee to provide services full-time or substantially full-time at any location not acceptable to the grantee (other than the Company’s main headquarters) that is more than 50 miles from the grantee’s principal place of work and more than 50 miles from the grantee’s principal residence; (2) eliminating or materially reducing the grantee’s duties with the Company or the Company’s subsidiaries or (3) materially reducing the grantee’s base pay (or base compensation).

•

“ROE” means the ratio of (i) for any year, net income before depreciation and amortization, the Company’s share of depreciation and amortization included in income, unconsolidated investments, share-based compensation, merger related expenses, loss on early extinguishment of corporate debt and after net income attributable to noncontrolling interests before depreciation and amortization, to (ii) tangible book equity (calculated as stockholders’ equity less goodwill in accordance with generally accepted accounting principles) for the applicable year.

Other Executive Benefits

NEOs are entitled to employee benefits generally available to all full-time employees (subject to fulfilling any minimum service period). These employee benefits include, among other things, vacation and health and welfare benefits generally available to all employees. We believe these benefits are generally competitive with those offered by similar companies in the markets in which we operate.

The Company’s employees, including the NEOs, participate in a tax-qualified 401(k) plan, pursuant to which the Company may match a certain portion of employee contributions. The Company may annually match 50% of employee contributions to the plan, limited to employee contributions equal to 4% of compensation, but not to exceed $6,000 for any participant.

In 2022, the Company maintained life insurance policies for each of Messrs. McMorrow and Mouton and Ms. Ricks. As described further below under the subheading “Termination and Change in Control Benefits,” the employment agreements

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EXECUTIVE COMPENSATION

between the Company and each of the NEOs provide that in the event an NEO is terminated due to his or her death, such NEO is entitled to receive a certain amount in cash. The employment agreements with each of the NEOs also provide that the Company may discharge its obligations to make such cash payments by paying such amount from proceeds of an insurance policy, the beneficiary of which will be the applicable NEO. Securing such life insurance policies for each of the NEOs, relieved the Company of its cash payment obligations to the NEOs upon their respective deaths, as described under the subheading “Termination and Change in Control Benefits.” The premiums paid by the Company for each of the NEOs’ life insurance policies in 2022 were as follows: Mr. McMorrow: $1.1 million; Ms. Ricks: $274,595; and Mr. Mouton: $350,000.

Pursuant to our Corporate Security and Aircraft Policy, the Board of Directors requires that the Company’s Chief Executive Officer and the Company’s President use private air travel for both business and personal use for purposes of security, rapid availability and efficiency and communications connectivity. Company-paid private air travel for personal use under such policy is capped at 125 flight hours per year per executive. The Company’s Chief Executive Officer and President recognize imputed taxable income for income tax purposes on their personal use of private aircraft using Standard Industry Fare Level rates pursuant to Internal Revenue Service Regulations and are not provided a tax reimbursement for any personal use of private aircraft.

Further details regarding certain benefits are contained in the Summary Compensation Table and accompanying footnotes. These benefits are provided because the Compensation Committee has concluded that they are generally competitive with those provided to comparable executives or provide benefits to the Company which are appropriate in light of their cost.

Employment Agreements

During 2022, the Company was a party to employment agreements with all of the NEOs. Additional information regarding the employment agreements of the NEOs may be found under the subheading below “Termination and Change in Control Benefits.” During 2023, the Company and each of the NEOs intend to come to a mutual agreement with respect to: (i) an extension of the terms of the employment agreements; and (ii) amendments to certain of the terms set forth in the existing employment agreements to be in line with current market practices (including practices used by our peers).

Mr. McMorrow. The employment agreement between the Company and Mr. McMorrow expires on August 6, 2025 and provides for an annual base salary of $1,500,000. Under the agreement, Mr. McMorrow is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Ms. Ricks. The employment agreement between the Company and Ms. Ricks expires on August 6, 2025 and provides for an annual base salary of $1,250,000. Under the agreement, Ms. Ricks is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Mr. Windisch. The employment agreement between the Company and Mr. Windisch expires on December 29, 2023 and provides for an annual base salary of $800,000 (effective January 2020). Under the agreement, Mr. Windisch is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Mr. Enbody. The employment agreement between the Company and Mr. Enbody expires on December 29, 2023 and provides for an annual base salary of $700,000 (effective January 2019). Under the agreement, Mr. Enbody is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Mr. Mouton. The employment agreement between the Company and Mr. Mouton expires on December 29, 2023 and provides for an annual base salary of $800,000. Under the agreement, Mr. Mouton is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

42 / Kennedy Wilson / Proxy Statement 2023

EXECUTIVE COMPENSATION

Minimum Ownership Guidelines

The Company’s Board of Directors expects executive officers and non-employee directors to own a meaningful equity interest in the Company to more closely align the interests of directors and executive officers with those of stockholders. Accordingly, since 2018, executive officers have been required to hold all restricted stock awards and all shares paid in respect of vested RSUs for a three-year period post-vesting. In addition, the Board of Directors has established equity ownership guidelines for our executive officers and non-employee directors. The executives and directors are required to hold equity with a value equivalent to a multiple of their salary/annual cash retainer as listed in the table below:

Title	Multiple	Ownership Requirement Met (as of 12/31/2022)

Chairman and Chief Executive Officer	10x Base Salary	Yes

President	4x Base Salary	Yes

Chief Financial Officer	3x Base Salary	Yes

General Counsel	3x Base Salary	Yes

Executive Vice President (NEO)	3x Base Salary	Yes

Other Executive Officers	1.5x Base Salary	Yes

Non-employee Director	4x Annual Cash Retainer	Yes(1)

(1)	Excludes one director appointed in November 2022 who remains subject to the grace period for compliance as discussed below.

The executive officers and non-employee directors have a grace period for compliance with the minimum ownership guidelines which ends on the later of December 31, 2022 or December 31 of the year in which the fifth anniversary of the executive officer or non-employee director’s appointment or first election to the Board of Directors occurs. At the end of the grace period and on each December 31 thereafter, if the executive officer or non-employee director does not hold shares with the requisite minimum equity ownership value, the person will be required to hold all vested equity grants on an after-tax basis until the required ownership level has been satisfied.

As of December 31, 2022, each of the executive officers and non-employee directors were in compliance with the minimum ownership guidelines set forth above, except one director appointed in November 2022 who remains subject to the grace period for compliance as discussed above.

Anti-Hedging and Anti-Pledging Policies

The Company maintains anti-hedging and anti-pledging policies that prohibit our officers, directors and employees from consummating the following transactions, (i) trading in puts, calls, options or other derivative security in the Company and (ii) pledging the Company’s securities as collateral for margin loans or other similar transactions.

The anti-hedging policy prohibits our officers, directors and employees from hedging against the value of the Company while continuing to own the covered securities without the full risks and rewards of ownership. Such behavior may cause the owner to no longer have the same objectives as the Company and its other stockholders. The anti-pledging policy was implemented because pledging securities of the Company as collateral for margin loans or other transactions raises potential risks to stockholder value, particularly if the pledge is significant. Under this policy, officers, directors and employees of the Company may not margin, or agree or offer to margin, the Company’s securities as collateral for a loan obligation. As of December 31, 2022, there were no existing pledges of the Company’s stock by its executives. Mr. Minella’s existing pledging arrangements at the time of adoption of this policy were grandfathered in, with the understanding that no future pledges of Company securities will be permitted.

Compensation Recovery Policy

The Company also maintains a broad compensation recovery policy that applies to all of our NEOs. The policy provides that in the event that the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirements under the United States securities laws as a result of a “recoverable event,” which generally includes fraud or willful misconduct, the Compensation Committee has the discretion to seek to recover from any NEO any cash compensation or equity-based awards granted, earned, vested and/or received by such NEO, during the 12 months immediately preceding the date on which the Company is required to prepare an accounting restatement if and to the extent the amount of such incentive compensation was awarded on or after April 23, 2020 and calculated based on the achievement of certain financial results that were subsequently revised due to the recoverable event.

Kennedy Wilson / Proxy Statement 2023 / 43

EXECUTIVE COMPENSATION

Tax, Accounting and Other Considerations

Section 162(m) of the Tax Code; Tax Deductibility

Section 162(m) of the Internal Revenue Code (the “Tax Code”) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for “covered employees,” which generally includes the NEOs.

While the Compensation Committee may take into account Section 162(m) in establishing compensation of our executive officers to preserve deductibility to the greatest extent possible, the Compensation Committee retains the discretion and flexibility to award compensation that is not deductible under Section 162(m).

ASC Topic 718

Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock-based compensation are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align the cost of our equity awards with our overall executive compensation philosophy and objectives.

2022 Say-on-Pay Vote

At our 2022 annual meeting, approximately 84% of votes cast were voted in favor of our say-on-pay vote, which affirms our stockholders’ support of our approach to executive compensation. During 2022, the Compensation Committee remained committed to maintaining a pay-for-performance compensation structure that promoted our stockholders’ best interests while continuing to make enhancements to further align our compensation program with best practices. Our say-on-pay vote is currently held on an annual basis, consistent with the preference expressed by a majority of our shareholders.

44 / Kennedy Wilson / Proxy Statement 2023

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the foregoing Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Submitted by:	Norman Creighton, Chairperson
Cathy Hendrickson David Minella Stanley Zax Members of the Compensation Committee

Notwithstanding anything to the contrary set forth in any Company filings under the Securities Act or the Exchange Act that incorporate other filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee was established on November 13, 2009 and currently consists of Norman Creighton (Chairperson), Cathy Hendrickson, David Minella and Stanley Zax. No member of the Compensation Committee is (or was during 2022) an officer or employee of the Company or any of its subsidiaries. There are no Compensation Committee interlocks as defined by applicable SEC rules.

Compensation Policies and Practices As They Relate to the Company’s Risk Management

In connection with the implementation of its compensation philosophy, the Compensation Committee periodically evaluates the Company’s compensation practices in order to determine if the risks arising from such practices are reasonably likely to have a material adverse impact on the Company. The Compensation Committee conducted such an evaluation in 2022 and concluded that the practices were not reasonably likely to have such an impact. In reaching this conclusion, the Compensation Committee considered the structure of the Company’s short and long-term incentive compensation plans (both of which are described above) and noted, among other factors, the fact that long-term incentives to senior executives tie a significant portion of compensation to the long-term success of the Company, and that the formulaic annual bonus plan includes individual caps and performance metrics that are largely based on the operating performance of the Company. The Company believes that its compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

Kennedy Wilson / Proxy Statement 2023 / 45

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Tables

2022 SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid to or earned by each of our NEOs for the years ended December 31, 2022, 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stocks Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

William J. McMorrow Chairman and Chief Executive Officer	2022	1,500,000	—	10,152,901	3,375,000	1,495,180	(2)	16,523,080
	2021	1,500,000	—	8,928,614	4,500,000	1,268,664		16,197,278
	2020	1,500,000	—	9,508,981	3,600,000	1,277,921		15,886,902

Justin Enbody Chief Financial Officer	2022	700,000	—	3,123,988	1,312,500	6,000	(3)	5,142,488
	2021	700,000	—	2,747,270	1,750,000	6,000		5,203,270
	2020	700,000	—	2,920,110	1,400,000	3,000		5,023,110

Mary Ricks President	2022	1,250,000	—	7,718,042	2,812,500	383,837	(4)	12,164,379
	2021	1,250,000	—	6,787,382	3,750,000	348,259		12,135,641
	2020	1,250,000	—	6,969,049	3,000,000	372,559		11,837,946

Matt Windisch Executive Vice President	2022	800,000	—	5,375,084	1,800,000	6,000	(5)	7,981,084
	2021	800,000	—	4,726,901	2,400,000	6,000		7,932,901
	2020	797,917	—	3,549,063	2,250,000	3,000		7,774,842

Kent Mouton General Counsel and Director	2022	800,000	—	2,434,859	1,050,000	350,000	(6)	4,634,859
	2021	800,000	—	2,141,232	1,400,000	350,000		4,691,232
	2020	800,000	—	2,259,203	1,120,000	350,000		4,529,203

(1)

The values in this column reflect the aggregate grant date fair value of the RSU awards granted in 2022 computed in accordance with ASC Topic 718. The ROE RSU award values are based on the probable outcome at the time of grant which was at the target payout level. The maximum values for the annual and extraordinary performance ROE RSUs assuming the highest level of performance is achieved are $8,840,000, $2,720,022, $6,720,022, $2,120,022 and $4,680,022 for Mr. McMorrow, Mr. Enbody, Ms. Ricks, Mr. Mouton and Mr. Windisch, respectively. The fair value of the TSR RSUs is estimated using a Monte Carlo simulation based on the probable outcome at the time of grant. Information regarding the valuation assumptions used in the calculations is included in Note 13 to the Company’s financial statements for the fiscal year ended December 31, 2022 contained in the Company’s Annual Report on Form 10-K. The maximum values for the TSR RSUs assuming the highest level of performance is achieved are $8,840,000, $2,720,022, $6,720,022, $2,120,022 and $4,680,022 for Mr. McMorrow, Mr. Enbody, Ms. Ricks, Mr. Mouton and Mr. Windisch, respectively.

(2)

Includes $6,000 in Company contributions to Mr. McMorrow’s account in the Company’s tax qualified 401(k) savings plan; life-insurance premium payments of $1,092,279; and personal air travel expenses in the amount of $396,901, which represents the aggregate incremental cost to the Company for Mr. McMorrow’s personal use of private aircraft based on hourly flight charges and other variable costs incurred by the Company for such use, including variable fuel charges, departure fees, and landing fees. As discussed above, for security and efficiency reasons, Mr. McMorrow is required to use private aircraft for all business and personal travel. On occasion, Mr. McMorrow’s guests accompanied him when traveling on the private aircraft. Such travel by guests did not result in any incremental cost to the Company during 2022. Please see “Other Executive Benefits” above for additional details.

(3)	Includes $6,000 in Company contributions to Mr. Enbody’s account in the Company’s tax qualified 401(k) savings plan.
(4)

Includes $6,000 in Company contributions to Ms. Ricks’ account in the Company’s tax qualified 401(k) savings plan; life-insurance premium payments of $274,595; and personal air travel expenses in the amount of $103,242, which represents the aggregate incremental cost to the Company for Ms. Ricks’ personal use of private aircraft based on hourly flight charges and other variable costs incurred by the Company for such use, including variable fuel charges, departure fees, and landing fees. As discussed above, for security and efficiency reasons, Ms. Ricks is required to use private aircraft for all business and personal travel. On occasion, Ms. Ricks’ guests accompanied her when traveling on the private aircraft. Such travel by guests did not result in any incremental cost to the Company during 2022. Please see “Other Executive Benefits” above for additional details.

(5)	Includes $6,000 in Company contributions to Mr. Windisch’s account in the Company’s tax qualified 401(k) savings plan.
(6)	Includes life-insurance premium payments of $350,000.

46 / Kennedy Wilson / Proxy Statement 2023

COMPENSATION DISCUSSION AND ANALYSIS

GRANTS OF PLAN BASED AWARDS

The following table provides information about plan based awards granted to our NEOs for 2022.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares or Units (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)
William J. McMorrow	1/20/2022	—	—	—	99,237	198,473	396,947 (2)	—	4,517,252
	1/20/2022	—	—	—	99,237	198,473	396,947 (3)		3,757,099
	1/20/2022	1,500,000	3,000,000	4,500,000				99,237	1,878,550

Justin Enbody	1/20/2022	—	—	—	30,534	61,069	122,138 (2)	—	1,389,924
	1/20/2022	—	—	—	30,534	61,069	122,138 (3)		1,156,031
	1/20/2022	577,500	1,155,000	1,750,000				30,534	578,034
Mary Ricks	1/20/2022	—	—	—	75,438	150,876	301,752 (2)	—	3,433,929
	1/20/2022	—	—	—	75,438	150,876	301,752 (3)		2,856,075
	1/20/2022	1,250,000	2,500,000	3,750,000				75,438	1,428,038

Matt Windisch	1/20/2022	—	—	—	52,537	105,074	210,149 (2)	—	2,391,486
	1/20/2022	—	—	—	52,537	105,074	210,149 (3)		1,989,053
	1/20/2022	800,000	1,600,000	2,400,000				52,537	994,545

Kent Mouton	1/20/2022	—	—	—	23,799	47,598	95,196 (2)	—	1,083,323
	1/20/2022	—	—	—	23,799	47,598	95,196 (3)		901,024
	1/20/2022							23,799	450,512
		460,000	920,000	1,400,000

(1)

Amounts in columns (c), (d) and (e) reflect the threshold, target and maximum amounts payable under the Company’s annual bonus plan for 2022, respectively. Actual amounts paid to each NEO for 2022 are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For a more complete description of the Company’s 2022 bonus plan, see “Compensation Discussion and Analysis-Elements of Compensation-Annual Bonus”.

(2)

The amounts in columns (f), (g) and (h) reflect the RSUs that may vest in the event that the specified relative TSR performance goal is achieved at threshold, target and maximum levels, respectively. For a more complete description of the vesting schedule, see “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Incentive Compensation”.

(3)

The amounts in columns (f), (g) and (h) reflect the RSUs that may vest in the event that the specified ROE performance goal is achieved at threshold, target and maximum levels, respectively. For a more complete description of the vesting schedule, see “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Incentive Compensation”.

(4)	Represents time-based RSU awards granted to the NEO during 2022.
(5)

The values in this column reflect the aggregate grant date fair value of the RSU awards computed in accordance with ASC Topic 718. The ROE RSUs award values are based on the probable outcome at the time of grant which was at the target payout level. The fair value of the TSR RSUs are estimated using a Monte Carlo simulation based on the probable outcome at the time of grant. Information regarding the valuation assumptions used in the calculations are included in Note 13 to the Company’s financial statements for the fiscal year ended December 31, 2022 contained in the Company’s Annual Report on Form 10-K.

Kennedy Wilson / Proxy Statement 2023 / 47

COMPENSATION DISCUSSION AND ANALYSIS

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END

The following table sets forth outstanding equity awards held by our NEOs as of December 31, 2022.

Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

William J. McMorrow	01/16/20	(2)(4)	—	—	47,956	754,348
	01/16/20	(2)(5)	—	—	100,709	1,584,153
	01/16/20	(3)(6)	—	—	95,913	1,508,711
	01/16/20	(2)(7)	31,971	502,904	—	—
	01/21/21	(2)(8)	82,217	1,293,268	—	—
	01/21/21	(2)(9)	—	—	246,652	3,879,836
	01/21/21	(3)(10)	—	—	246,775	3,881,765
	01/20/22	(2)(11)	99,237	1,560,998	—	—
	01/20/22	(2)(12)	—	—	396,947	6,243,976
	01/20/22	(3)(13)	—	—	198,473	3,121,985

Justin Enbody	01/16/20	(2)(4)	—	—	16,232	255,329
	01/16/20	(2)(5)	—	—	26,561	417,805
	01/16/20	(3)(6)	—	—	32,463	510,643
	01/16/20	(2)(7)	10,821	170,214	—	—
	01/21/21	(2)(8)	25,298	397,938	—	—
	01/21/21	(2)(9)	—	—	75,893	1,193,797
	01/21/21	(3)(10)	—	—	75,931	1,194,389
	01/20/22	(2)(11)	30,535	480,316	—	—
	01/20/22	(2)(12)	—	—	122,138	1,921,231
	01/20/22	(3)(13)	—	—	61,069	960,611

Mary Ricks	01/16/20	(2)(4)	—	—	39,841	626,699
	01/16/20	(2)(5)	—	—	66,401	1,044,488
	01/16/20	(3)(6)	—	—	79,681	1,253,382
	01/16/20	(2)(7)	26,561	417,805	—	—
	01/21/21	(2)(8)	62,500	983,125	—	—
	01/21/21	(2)(9)	—	—	187,500	2,949,375
	01/21/21	(3)(10)	—	—	187,594	2,950,850
	01/20/22	(2)(11)	75,438	1,186,640	—	—
	01/20/22	(2)(12)	—	—	301,752	4,746,559
	01/20/22	(3)(13)	—	—	150,876	2,373,273

48 / Kennedy Wilson / Proxy Statement 2023

COMPENSATION DISCUSSION AND ANALYSIS

Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Matt Windisch	01/16/20	(2)(4)	—	—	20,289	319,146
	01/16/20	(2)(5)	—	—	68,615	1,079,314
	01/16/20	(3)(6)	—	—	40,578	638,292
	01/16/20	(2)(7)	13,526	212,764	—	—
	01/21/21	(2)(8)	43,527	684,680	—	—
	01/21/21	(2)(9)	—	—	130,580	2,054,023
	01/21/21	(3)(10)	—	—	130,645	2,055,050
	01/20/22	(2)(11)	52,538	826,423	—	—
	01/20/22	(2)(12)	—	—	210,149	3,305,644
	01/20/22	(3)(13)	—	—	105,074	1,652,815

Kent Mouton	01/16/20	(2)(4)	—	—	16,969	266,922
	01/16/20	(2)(5)	—	—	7,747	121,860
	01/16/20	(3)(6)	—	—	33,938	533,845
	01/16/20	(2)(7)	11,313	177,948	—	—
	01/21/21	(2)(8)	19,717	310,148	—	—
	01/21/21	(2)(9)	—	—	59,152	930,461
	01/21/21	(3)(10)	—	—	59,181	930,916
	01/20/22	(2)(11)	23,799	374,358	—	—
	01/20/22	(2)(12)	—	—	95,196	1,497,433
	01/20/22	(3)(13)	—	—	47,598	748,711

(1)

Value is based on the closing price of our common stock of $15.73 on December 30, 2022, as reported on the NYSE. The figures shown here are based on vesting upon the achievement of the specified performance criteria at the “maximum” level.

(2)	Represents restricted stock or RSU awards granted to the NEOs which vest based on achievement of specified performance criteria (at the “maximum” level).
(3)	Represents restricted stock or RSU awards granted to the NEOs which vest based on achievement of specified performance criteria (at the “target” level).
(4)

The 2020 ROE restricted share awards granted to our NEOs one-third (1/3) after the conclusion of each of the fiscal years ending December 31st of 2020, 2021 and 2022 based on the level at which our ROE equaled or exceeded the applicable hurdles for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(5)

The 2020 extraordinary performance ROE RSU awards granted to our NEOs vested one-third (1/3) after the conclusion of each of the fiscal years ending December 31st of 2020, 2021 and 2022 based on the level at which our ROE equaled or exceeded the applicable hurdles for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(6)

The 2020 relative TSR restricted share awards granted to the NEOs cliff vested following the conclusion of the three-year period ending on December 31, 2022 based on our TSR relative to the TSR of the MSCI World Real Estate Index for such period, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(7)

The 2020 retentive restricted share awards granted to our NEOs vested or will vest (as applicable) one-third (1/3) on each of January 16th of 2021, 2022 and 2023, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(8)

The 2021 retentive RSU awards granted to our NEOs vested or will vest (as applicable) one-third (1/3) on each of January 24th of 2022, 2023 and 2024, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

Kennedy Wilson / Proxy Statement 2023 / 49

COMPENSATION DISCUSSION AND ANALYSIS

(9)

The 2021 ROE RSU awards granted to our NEOs vested or are scheduled to vest (as applicable) one-third (1/3) after the conclusion of each of the fiscal years ending December 31st of 2021, 2022 and 2023 based on the level at which our ROE equals or exceeds the applicable hurdles for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(10)

The 2021 relative TSR RSU awards granted to the NEOs are scheduled to cliff vest after the conclusion of the three-year period ending on December 31, 2023 to the extent that our TSR equals or exceeds the applicable hurdles relative to the MSCI World Real Estate Index for such period, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(11)

The 2022 retentive RSU awards granted to our NEOs vested or will vest (as applicable) one-third (1/3) on each of January 20th of 2023, 2024 and 2025, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(12)

The 2022 ROE RSU awards granted to our NEOs vested or are scheduled to vest (as applicable) one-third (1/3) after the conclusion of each of the fiscal years ending December 31st of 2022, 2023 and 2024 based on the level at which our ROE equals or exceeds the applicable hurdles for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(13)

The 2022 relative TSR RSU awards granted to the NEOs are scheduled to cliff vest after the conclusion of the three-year period ending on December 31, 2024 to the extent that our TSR equals or exceeds the applicable hurdles relative to the MSCI World Real Estate Index for such period, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the restricted stock awards and RSUs held by our NEOs that vested during the fiscal year ended December 31, 2022, and the value realized by the NEOs on vesting.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

William J. McMorrow	—	—	592,571	$13,232,296

Justin Enbody	—	—	187,977	4,198,294

Mary Ricks	—	—	463,418	10,349,895

Matt Windisch	—	—	294,194	6,566,994

Kent Mouton	—	—	163,040	3,643,363

(1)	Represents the gross amount of shares or RSUs, as applicable, that vested during the year ended December 31, 2022 and does not take into account any withholding of shares to settle tax obligations.
(2)	Value realized on vesting of restricted stock and RSU awards is based on the closing price of our common stock on the vesting date.

TERMINATION AND CHANGE IN CONTROL BENEFITS

This section describes and quantifies the additional amounts that would be payable to the NEOs in the event of their termination or a change in control of the Company as of December 30, 2022. For this purpose, the closing stock price of $15.73 on the last trading day in 2022, as reported on the NYSE, has been used.

Mr. McMorrow

Mr. McMorrow’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined below) or by Mr. McMorrow for “Good Reason” (as defined below): (i) Mr. McMorrow will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) throughout the remainder of the term of the employment agreement; (ii) Mr. McMorrow will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Mr. McMorrow shall immediately vest.

Mr. McMorrow’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. McMorrow will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. McMorrow for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Mr. McMorrow shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. McMorrow. The Company discharged its obligation to pay cash severance to Mr. McMorrow upon a termination of his

50 / Kennedy Wilson / Proxy Statement 2023

COMPENSATION DISCUSSION AND ANALYSIS

employment with the Company due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. McMorrow. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Mr. McMorrow, “Severance Amount” means an amount equal to (A) three times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. McMorrow, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. McMorrow’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. McMorrow’s severance amount, the value of the equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $4.0 million.

For purposes of the employment agreements with each of the NEOs (as further described below):

•

“Cause” means the occurrence of any of the following events (and the executive’s failure to cure such event(s), to the extent curable, following the executive’s receipt of written notice from the Company): (i) the executive is convicted of, after the exhaustion of all appeals, or pleads guilty or nolo contendere to a charge of the commission of a felony involving moral turpitude; (ii) the executive has engaged in gross neglect or willful misconduct in carrying out his or her duties, which is reasonably expected to result in material economic or material reputational harm to the Company; or (iii) the executive materially breaches any material provision of the employment agreement which is reasonably expected to result in material economic or material reputational harm to the Company.

•

“Good Reason” means the occurrence of any of the following events (and the Company’s failure to cure such event(s) following its receipt of written notice from the executive): (i) the Company instructs the executive to work full-time or substantially full-time at any location that is not acceptable to the executive (other than the Company’s main headquarters or any other Company headquarters within twenty miles of Beverly Hills, California); (ii) the Company eliminates or materially reduces the executive’s responsibilities, authorities or duties; (iii) a Change in Control (as defined below) occurs; (iv) the Company materially reduces the executive’s base compensation or (v) the Company materially breaches the terms of the applicable employment agreement.

•

“Change in Control” shall be deemed to occur upon the first to occur of any of the following events: (i) any person becomes the beneficial owner of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; (ii) a merger, consolidation or other business combination as a result of which the beneficial ownership of shares or securities representing more than 50% of the total fair market value or total voting power of the Company is acquired by any person; (iii) the sale or disposition of all or substantially all of the Company’s assets to any person; or (iv) within any 12-month period, the incumbent directors of the Company’s Board of Directors shall cease to constitute at least a majority of the Board of Directors of the Company, or of any successor to the Company; provided, however, that any director elected to the Board of Directors, or nominated for election by a majority of the Board of Directors then still in office, shall be deemed to be an incumbent director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors (including, but not limited to, any such assumption that results from subsections (i), (ii) or (iii) of this definition).

Mr. Enbody

Mr. Enbody’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined above) or by Mr. Enbody for “Good Reason” (as defined above): (i) Mr. Enbody will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) through the remainder of the term of the employment agreement; (ii) Mr. Enbody will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Mr. Enbody shall immediately vest.

Mr. Enbody’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. Enbody will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. Enbody for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Mr. Enbody shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. Enbody. The Company discharged its obligation to pay cash severance to Mr. Enbody upon a termination of his employment with the

Kennedy Wilson / Proxy Statement 2023 / 51

COMPENSATION DISCUSSION AND ANALYSIS

Company due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. Enbody. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Mr. Enbody, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. Enbody, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. Enbody’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. Enbody’s severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $1.5 million.

Ms. Ricks

Ms. Ricks’ employment agreement provides that, in the event her employment with the Company is terminated by the Company without “Cause” (as defined above) or by Ms. Ricks for “Good Reason” (as defined above): (i) Ms. Ricks will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) throughout the remainder of the term of the employment agreement; (ii) Ms. Ricks will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Ms. Ricks shall immediately vest.

Ms. Ricks’ employment agreement also provides that in the event that her employment with the Company is terminated by the Company due to her death or disability, (i) Ms. Ricks will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Ms. Ricks for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Ms. Ricks shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Ms. Ricks. The Company discharged its obligation to pay cash severance to Ms. Ricks upon a termination of her employment with the Company due to her death by purchasing and paying for the premiums of a life insurance policy for Ms. Ricks. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Ms. Ricks, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Ms. Ricks, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Ms. Ricks’ monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Ms. Ricks’ severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $3.0 million.

Mr. Windisch

Mr. Windisch’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined above) or by Mr. Windisch for “Good Reason” (as defined above): (i) Mr. Windisch will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) through the remainder of the term of the employment agreement; (ii) Mr. Windisch will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Mr. Windisch shall immediately vest.

Mr. Windisch’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. Windisch will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. Windisch for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Mr. Windisch shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. Windisch. The Company discharged its obligation to pay cash severance to Mr. Windisch upon a termination of his employment with the Company due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. Windisch. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

52 / Kennedy Wilson / Proxy Statement 2023

COMPENSATION DISCUSSION AND ANALYSIS

For purposes of the employment agreement with Mr. Windisch, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. Windisch, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. Windisch’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. Windisch’s severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $2.0 million.

Mr. Mouton

Mr. Mouton’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined above) or by Mr. Mouton for “Good Reason” (as defined above): (i) Mr. Mouton will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) through the remainder of the term of the employment agreement; (ii) Mr. Mouton will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation granted to Mr. Mouton shall immediately vest.

Mr. Mouton’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. Mouton will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. Mouton for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation granted to Mr. Mouton shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. Mouton. The Company discharged its obligation to pay cash severance to Mr. Mouton upon a termination of his employment with the Company due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. Mouton. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Mr. Mouton, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. Mouton, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. Mouton’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. Mouton’s severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $1.75 million.

Kennedy Wilson / Proxy Statement 2023 / 53

COMPENSATION DISCUSSION AND ANALYSIS

The table below sets forth estimated payments with respect to Messrs. McMorrow, Enbody, Windisch and Mouton and Ms. Ricks upon the termination of employment with the Company under various circumstances and upon a change in control. The amounts in the table assume that the restricted stock granted to Messrs. McMorrow, Enbody, Windisch and Mouton and Ms. Ricks will vest in full and any applicable performance goals will be deemed satisfied on the date of such termination or change in control.

Name	Involuntary For Cause or Without Good Reason	Involuntary Without Cause or For Good Reason(1)	Death(2)		Disability	CIC Only (No Termination)		Involuntary Without Cause or For Good Reason In Connection With CIC(1)

William J. McMorrow

Cash Severance	$—	$43,926,379		$—	$8,397,331		$—	$43,926,379

Equity Award Acceleration(3)	—	30,146,262		30,146,262	30,146,262		30,146,262	30,146,262

Continued Benefits(4)	—	86,138		—			—	86,138

280G Cutback(5)	N/A	N/A		N/A	N/A		N/A	(4,138)

Total	$—	$74,158,779		$30,146,262	$38,543,593		$30,146,262	$74,154,641

Justin Enbody

Cash Severance	$—	$10,337,717	$		$2,446,164	$		$10,337,717

Equity Award Acceleration(3)	—	9,314,504		9,314,504	9,314,504		9,314,504	9,314,504

Continued Benefits(4)	—	15,660						15,660

280G Cutback(5)	N/A	N/A		N/A	N/A		N/A	—

Total	$—	$19,667,881		$9,314,504	$11,760,668		$9,314,504	$19,667,881

Mary Ricks

Cash Severance	$—	$23,481,212		$—	$6,997,775		$—	$23,481,212

Equity Award Acceleration(3)	—	23,005,392		23,005,392	23,005,392		23,005,392	23,005,392

Continued Benefits(4)	—	91,324		—	—		—	91,324

280G Cutback(5)	N/A	N/A		N/A	N/A		N/A	—

Total	$—	$46,577,928		$23,005,392	$30,003,167		$23,005,392	$46,577,928

Matthew Windisch

Cash Severance	$—	$14,833,259		$—	$3,195,616		$—	$14,833,259

Equity Award Acceleration(3)	—	15,826,126		15,826,126	15,826,126		15,826,126	15,826,126

Continued Benefits(4)	—	26,468		—	—		—	26,468

280G Cutback(5)	N/A	N/A		N/A	N/A		N/A	2,234,244

Total	$—	$30,685,853		$15,826,126	$19,021,742		$15,826,126	$28,451,609

Kent Mouton

Cash Severance	$—	$9,125,837		$—	$2,195,616		$—	$9,125,837

Equity Award Acceleration(3)	—	7,373,029		7,373,029	7,373,029		7,373,029	7,373,029

Continued Benefits(4)	—	18,979		—	—		—	18,979

280G Cutback(5)	N/A	N/A		N/A	N/A		N/A	—

Total	$—	$16,517,845		$7,373,029	$9,568,645		$7,373,029	$16,517,845

54 / Kennedy Wilson / Proxy Statement 2023

COMPENSATION DISCUSSION AND ANALYSIS

(1)

Cash severance is continued base salary through the remainder of the term plus a lump-sum equal to 2X (3X for Mr. McMorrow) the average of the sum of base pay, bonus, and the value of stock awards for the three prior fiscal years, less (x) an amount equal to the executive’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement.

(2)

The Company discharged its obligation to pay cash severance to each of the NEOs upon a termination of his/her employment with the Company due to his/her death by purchasing and paying for the premiums of a life insurance policy for each NEO. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details. The amounts payable under the life insurance policies upon each NEO’s death is as follows: Mr. McMorrow: $32 million; Mr. Enbody: $3.98 million; Ms. Ricks: $25 million; Mr. Mouton: $9.8 million; and Mr. Windisch: $4.48 million.

(3)	Based on the December 30, 2022 closing stock price of $15.73.
(4)	Continued benefits consist of benefit continuation (other than continued participation in the Company’s 401(k) plan) throughout the remainder of the NEO’s employment term.
(5)

The employment agreements provide that, in the event that any severance or change in control payments or benefits would subject the NEO to the excise tax imposed by Section 4999 of the Tax Code, then such payments or benefit will be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Tax Code, but only if, by reason of such reduction, the net after-tax benefit received by the executive will exceed the net after-tax benefit received by such NEO if no such reduction was made.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2022 regarding shares outstanding and available for issuance under our Second Amended and Restated 2009 Equity Participation Plan:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Stock Options, Warrants and Rights		Weighted Average Price of Outstanding Stock Options, Warrants and Rights	Number of Shares Available for Future Issuance

Equity compensation plans approved by our stockholders(1)	4,765,478	(2)	N/A	476,840

Equity compensation plans not approved by our stockholders	—		N/A	—

(1)	Represents the Second Amended and Restated 2009 Equity participation Plan.
(2)	Represents the number of shares subject to outstanding awards granted under the Second Amended and Restated 2009 Equity Participation Plan.

Kennedy Wilson / Proxy Statement 2023 / 55

COMPENSATION DISCUSSION AND ANALYSIS

CEO PAY RATIO AND PAY VERSUS PERFORMANCE DISCLOSURE
CEO Pay Ratio
We believe that we provide fair and equitable compensation to our employees through a combination of competitive base pay, cash bonuses, equity-based compensation and other benefits. As of December 31, 2022, we had a total of 230 employees.
As required by Section 593(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation
S-K,
we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chairman and CEO, Mr. McMorrow. To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

•
To identify the median employee as of December 31, 2022 we calculated compensation of our employees using their 2022 annual base salaries, bonuses for the 2022 performance year (including any bonus exchange premium received), annual equity awards granted in 2022 and Company contributions to applicable retirement plans.

•	We did not exclude any employees from our employee population.

•	We annualized the base pay and cash incentive bonuses for 2022 new hires.

•	Foreign salaries were converted to U.S. dollars at the December 31, 2022 exchange rate.

•	No cost of living adjustments were utilized in the compensation calculation.

•
Once the median employee was identified, we calculated the total compensation for our median employee using the same methodology we used to calculate Mr. McMorrow’s total compensation in the
Su
mmary Compensation Table for the fiscal year ended December 31, 2022.

The 2022 annual total compensation for our median employee was $210,000. The 2022 annual total compensation for our CEO as reported in the Summary Compensation Table for the fiscal year ended December 31, 2022 was $16,523,080. The ratio of the annual total compensation of our CEO to the annual total compensation of our median employee for the year ended December 31, 2022 was 79 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Pay ratios within our industry will also differ and may not be comparable depending on the size, scope, global breadth and structure of the company.
Pay versus Performance Table
As required by the Securities and Exchange Commission, the following table is intended to illustrate compensation paid to our Chief Executive Officer (referred to in this discussion as our principal executive officer, or PEO) and our other
(non-PEO)
NEOs for the fiscal years ended December 31, 2020, 2021 and 2022 as compared to (i) our total shareholder return (“TSR”) performance (on an absolute and relative basis), (ii) net income, and (iii) return on equity (“ROE”), the Company’s selected measure.
The disclosure included in this section is required by SEC rules and does not necessarily align with how the Company or the Compensation Committee views the link between the Company’s performance and the compensation of its NEOs.

Although the Compensation Committee focuses on ensuring that there is a strong link between the Company’s compensation program and performance, the

Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years presented. Differences in our Summary Compensation Table amounts and Compensation Actually Paid reflect changes in the fair value of equity awards, both outstanding and vested in each year, and the probability assessment of performance under our performance-based equity awards at the end of each fiscal year. Amounts reported in the Compensation Actually Paid columns below do not reflect compensation actually earned by or paid to our NEOs in each respective year.

56
/
Kennedy Wilson
/
Proxy Statement 2023

COMPENSATION DISCUSSION AND ANALYSIS

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (1) (2)	Average Summary Compensation Table Total for other NEOs ($) (1)	Average Compensation Actually Paid to other NEOs ($) (1)(2)	Company TSR ($) (3)	Peer Group Total Shareholder Return ($) (4)	Net Income ($mms)	ROE (%)

2022	16,523,080	8,431,167	7,480,703	3,729,441	82.21	93.75	101.9	15.44

2021	16,197,278	25,081,973	7,490,761	11,605,582	118.36	124.11	336.4	31.12

2020	15,886,902	10,170,242	7,291,275	4,616,115	85.01	95.78	107.8	20.80

(1)	For each year shown, the PEO is William J. McMorrow (Chairman and CEO) and other NEOs are Justin Enbody (CFO), Mary Ricks (President), Kent Mouton (EVP, GC) and Matt Windisch (EVP)
(2)
Compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the applicable fiscal year is calculated in accordance with SEC rules. The dollar amounts reported in the compensation actually paid column do not reflect the actual amount of compensation earned by or paid to our NEOs during the applicable year. A significant portion of the compensation actually paid amounts shown relate to changes in the values of unearned and/or vested awards over the course of the relevant year
. These unvested awards remain subject to change in value based on our financial performance and changes in our stock price. Amounts in this column represent the “Total” compensation reported in the Summary Compensation Table for the PEO and the average “Total” compensation reported in the Summary Compensation Table for our other NEOs for the applicable year, with adjustments made to each year to determine compensation actually paid as shown in the table below:

Adjustments to Determine Compensation “Actually Paid” for PEO	2022	2021	2020

Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table for Applicable Year	$(10,152,901)	$(8,928,614)	$(9,508,981)

Increase based on ASC Topic 718 Fair Value of Awards Granted during Applicable Year that Remain Unvested as of Year-end, determined as of Year-end	$6,978,840	$13,501,794	$7,169,355

Increase/Deduction for Change in ASC Topic 718 Fair Value from Prior Year-end to Applicable Year-end of Awards Granted during Prior Year that were Outstanding and Unvested as of Applicable Year-end	$(4,092,453)	$4,090,923	$(2,592,220)

Increase/Deduction for Change in ASC Topic 718 Fair Value from Prior Year-end to Vesting Date of Awards Granted during Prior Year that Vested during Applicable Year	$(825,400)	$220,592	$(784,814)

Total Adjustments	$(8,091,913)	$8,884,695	$(5,716,660)

Adjustments to Determine Compensation “Actually Paid” for Non-PEOs (Average)	2022	2021	2020

Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table for Applicable Year	$(4,662,993)	$(4,100,696)	$(4,362,156)

Increase based on ASC Topic 718 Fair Value of Awards Granted during Applicable Year that Remain Unvested as of Year-end, determined as of Year-end	$3,205,225	$6,201,048	$3,258,524

Increase/Deduction for Change in ASC Topic 718 Fair Value from Prior Year-end to Applicable Year-end of Awards Granted during Prior Year that were Outstanding and Unvested as of Applicable Year-end	$(1,908,707)	$1,902,616	$(1,303,740)

Increase/Deduction for Change in ASC Topic 718 Fair Value from Prior Year-end to Vesting Date of Awards Granted during Prior Year that Vested during Applicable Year	$(384,786)	$111,853	$(267,789)

Total Adjustments	$(3,751,261)	$4,114,821	$(2,675,161)

(1)
Reflects the cumulative TSR of the Company for the year ended December 31, 2020, the two years ended December 31, 2021 and the three years ended December 31, 2022, assuming a fixed $100 investment at the closing price on December 31, 2019 and the reinvestment of all dividends

(2)
Reflects the cumulative TSR of the MSCI World Real Estate Index for the year ended December 31, 2020, the two years ended December 31, 2021 and the three years ended December 31, 2022, assuming a fixed $100 investment at the closing price on December 31, 2019 and the reinvestment of all dividends

Kennedy Wilson

/ Proxy Statement 2023 /

57

COMPENSATION DISCUSSION AND ANALYSIS

Narrative Disclosure to Pay versus Performance Table
We believe the performance measures set forth in the following table represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2022:
Tabular List of Important Financial Measure
s

Most Important Financial Measures for 2022

Annual Adjusted EPS

Recurring Cash Flow

Estimated Annual NOI

Return on Equity

Relative TSR v. MSCI World RE Index
For additional details regarding our most important financial performance measures, please see our Compensation Discussion and Analysis (CD&A) elsewhere in this Proxy Statement.
Relationship between Compensation Actually Paid and Performance Metrics
Our compensation program is designed to support our strategic business plan and motivate management to d
r
ive long-term value creation for our stockholders. The majority of our NEOs’ compensation is comprised of equity awards for which the value is directly tied to changes in stock price. Furthermore 80% of our equity awards are earned based on the achievement of rigorous performance hurdles.
As illustrated in the table and charts above, compensation actually paid to our NEOs (as set forth in the table above) is in direct alignment with our stock price performance and financial results as follows:

•
The Company achieved record financial results in 2021, including record setting earnings per share and related financial metrics
and 10% growth in Estimated Annual NOI. As depicted in the table, compensation actually paid to our NEOs in 2021 reflects these outstanding achievements and our strong stock price performance in 2021 of +39%.

•
Following on these record achievements, in 2022 we continued to execute on our strategy including strong property operating results and double-digit growth in estimated annual net operating income, but given the more challenging operating environment, our net income and ROE results declined year-over-year.

•
Our 2022 compensation actually paid to our NEOs reflects nearly a 70% decrease from 2021 compensation actually paid and an approximate 50% decrease from reported 2022 summary compensation table amounts illustrating the strong alignment between our NEOs’ compensation and performance.

58
/
Kennedy Wilson
/
Proxy Statement 2023

COMPENSATION DISCUSSION AND ANALYSIS

The following graphs further illustrate the alignment of compensation actually paid to our PEO and the average compensation actually paid to our other NEOs relative to (i) our ROE, (ii) net income, (iii) our absolute and relative TSR and (iv) the absolute and relative TSR of the MSCI World Real Estate Index, in each case, for the fiscal years ended December 31, 2020, 2021 and 2022:

Kennedy Wilson
/ Proxy Statement 2023 /
59

PROPOSAL 2

Advisory Vote on Executive Compensation (“Say-On-Pay Vote”)

Required Vote

The affirmative vote of a majority of shares cast and present in person or represented by proxy at the meeting is required to approve the advisory vote approving executive compensation.

Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION.

In accordance with the requirements of Section 14A of the Exchange Act, we are providing the Company’s stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our NEOs for 2022, as disclosed in the section entitled “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosures in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, the following resolution will be submitted for stockholder approval at the 2023 Annual Meeting:

“RESOLVED, that the stockholders of the Company APPROVE, on an advisory (non-binding) basis, the compensation of the Company’s Named Executive Officers, as disclosed in the section entitled ‘Compensation Discussion and Analysis,’ the accompanying compensation tables and the related narrative disclosure in the Proxy Statement for this Annual Meeting.”

Our Board of Directors recommends that you vote FOR this resolution in support of our executive compensation program, which is intended to achieve the following:

•

Provide competitive compensation levels to retain and motivate a high caliber executive team capable of managing our sophisticated business model and global operations using a pay-for-performance philosophy.

•

Align management and stockholder interests by tying compensation to, among other things, drive long-term value creation for stockholders, reflect feedback from our ongoing stockholder engagement, are aligned with our compensation philosophy and recognize our unique public company business model.

In addition, we believe the current structure is strongly aligned with the long-term interests of the Company’s stockholders, demonstrates pay-for-performance alignment and reflects a program that is well-aligned with the best market practices, as highlighted below:

•

For the 2022 annual equity awards we maintained the allocation of performance-based equity awards contingent upon ROE and relative TSR performance at 80% (as compared to 66.67% in 2020) and the allocation of retentive equity awards was 20% (from a decrease from 33.33% in 2020).

•	Approximately 83% of our NEOs’ compensation is variable and directly tied to the achievement of operational, financial and/or stock price performance.

•

The majority of our NEOs’ compensation is comprised of equity awards that are subject to the same stock price fluctuations as our stockholders. Additionally, all our stock grants (including performance stock awards and retentive stock awards) require our NEOs to hold shares for an additional three years following the vesting date to reinforce our commitment to aligning our NEOs’ interests with those of our stockholders.

•

At our 2022 annual meeting, approximately 84% of votes cast were voted in favor of our say-on-pay vote, which affirms our stockholders’ support of our approach to executive compensation. During 2022, the Compensation Committee remained committed to maintaining a pay-for-performance compensation structure that promoted our stockholders’ best interests while continuing to make enhancements to further align our compensation program with best practices. Our say-on-pay vote is currently held on an annual basis, consistent with the preference expressed by a majority of our shareholders and the Board of Directors is recommending to keep the say-on-pay vote an annual basis in Proposal 3 of this Proxy Statement.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy. While this “say-on-pay” vote is advisory and will not be binding on the Company, the Board of Directors values constructive dialogue on executive compensation and other important governance topics with the Company’s stockholders and encourages all stockholders to vote on this matter.

60 / Kennedy Wilson / Proxy Statement 2023

PROPOSAL 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY VOTE”)

The Board of Directors previously determined to hold a say-on-pay vote every year. As discussed in Proposal 3 below, our Board of Directors is recommending that our stockholders vote to continue to hold a non-binding advisory vote on executive compensation every one year (annually). Accordingly, in the event that the Board of Directors determines that future say-on-pay votes will continue to occur annually, the next advisory say-on-pay vote will be held at our 2024 annual meeting of stockholders.

Kennedy Wilson / Proxy Statement 2023 / 61

PROPOSAL 3

Frequency of Advisory Votes on Executive Compensation

Required Vote

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve, on a non-binding basis, the frequency of an advisory vote to approve executive compensation.

Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE THAT THE ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S EXECUTIVE OFFICERS BE INCLUDED IN THE COMPANY’S PROXY STATEMENT EVERY YEAR.

In accordance with the requirements of Section 14A of the Exchange Act, we are providing the Company’s stockholders the opportunity to cast a non-binding, advisory vote on whether a non-binding stockholder vote to approve the compensation of the Company’s NEOs should occur every one, two or three years.

Since 2017, the Board of Directors has held an annual advisory vote on executive compensation. The Board of Directors continues to believe that it is appropriate to hold an annual advisory vote on executive compensation, which would be conducted every year, for the following reasons:

•	Our Compensation Committee makes key executive compensation decisions every year, including annual long-term incentive;

•	Annual votes would provide us with more frequent shareholder input; and

•	Many of our large institutional investors have a stated preference for annual say-on-pay votes.

The Board of Directors recommends that stockholders vote to hold an advisory vote on executive compensation every one year, an annual vote.

Although this advisory vote on the frequency of the advisory vote on the compensation of the Company’s NEOs is non-binding, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

62 / Kennedy Wilson / Proxy Statement 2023

PROPOSAL 4

Ratification of the Appointment of KPMG LLP as Independent Registered Public Accounting Firm

Required Vote

The affirmative vote of a majority of the votes cast and present in person or represented by proxy at the meeting is required to approve the ratification of the appointment of KPMG as the independent public accountant of the Company for the fiscal year ending December 31, 2023.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

The Company first retained KPMG LLP (“KPMG”) as its independent registered public accounting firm on December 15, 2009. Since then, KPMG has audited our annual consolidated financial statements.

The Audit Committee has selected KPMG as the Company’s independent registered public accountants for the fiscal year ending December 31, 2023 and has further directed that the selection of the independent registered public accountants be submitted for ratification by the stockholders at the Annual Meeting. In selecting KPMG as the Company’s independent registered public accounting firm, the Audit Committee considered a number of factors, including:

•	KPMG’s depth of understanding of the Company’s businesses, accounting policies and practices and internal control over financial reporting;

•	the quality of its ongoing discussions with KPMG including the professional resolution of accounting and financial reporting matters with its national office;

•	the professional qualifications of KPMG, the lead audit partner and other key engagement partners;

•	KPMG’s independence program and its processes for maintaining its independence;

•	the appropriateness of KPMG’s fees for audit and non-audit services (on both an absolute basis and as compared to its peer firms); and

•	the results of the most recent inspection of KPMG by the Public Company Accounting Oversight Board.

The Audit Committee regularly meets with KPMG, with and without management present, to discuss the results of its examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In accordance with SEC rules and KPMG’s policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to the Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The Company selects the lead audit partner pursuant to this rotation policy following meetings between the Chairperson of the Audit Committee and candidates for that role, as well as discussion by the full Audit Committee and management. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG as the Company’s independent registered public accountants is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The Company has entered into an engagement agreement with KPMG that sets forth the terms by which KPMG will perform audit services for the Company.

Kennedy Wilson / Proxy Statement 2023 / 63

PROPOSAL 4 RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees of Independent Auditor

Audit Fees

The following sets forth fees billed for the audit and other services provided by KPMG for fiscal years 2022 and 2021:

Fee Category	Fiscal 2022 Fees	Fiscal 2021 Fees

Audit Fees (1)	$2,673,000	$2,658,000

Audit-Related Fees (2)	—	—

Tax Fees (3)	—	15,000

All Other Fees (4)	—	—

	$2,673,000	$2,673,000

(1)

Audit fees consist of fees for the audit of our year-end financial statements included on our Annual Report on Form 10-K and for the review of the interim financial statement included in our Quarterly Reports on Form 10-Q. In addition, audit fees include those fees related to KPMG’s audit of the effectiveness of our internal controls over financial reporting pursuant to section 404 of the Sarbanes-Oxley Act, the review of SEC registration statements and other filings, and the issuance of comfort letters and consents.

(2)

Audit-related fees consist of fees for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of our financial statements that are not reported in the audit fees line.

(3)	Tax fees consist of fees for professional services for tax compliance, tax advice and/or tax planning for the Company.
(4)	Other fees consist of the fees for products and serves provided by KPMG, other than services reported in audit fees, audit-related fees or tax fees lines.

Audit Committee’s Pre-Approval Policy

The Audit Committee pre-approves all auditing services and permitted non-audit services to be performed for the Company by the Company’s independent auditor, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are approved by the Audit Committee prior to the completion of the audit). The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more Audit Committee members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. All services described under the caption “Fees of Independent Auditor” were pre-approved.

64 / Kennedy Wilson / Proxy Statement 2023

AUDIT COMMITTEE REPORT (1)

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the committee are “independent” as required by applicable listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a charter that was approved by the Board of Directors. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States.

In the performance of the oversight of the Company’s financial reporting process, the Audit Committee has reviewed and discussed the audited financial statements with management, the internal auditors and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301 (previously Auditing Standard No. 16), Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”). Finally, the Audit Committee has received written disclosures and a letter from the independent auditors, as required by applicable requirements of the PCAOB, regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based upon the reports, review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2022 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC.

THE AUDIT COMMITTEE

David Minella (Chairperson)

Norman Creighton

Stanley R. Zax

(1)

The material in the Audit Committee report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

Kennedy Wilson / Proxy Statement 2023 / 65

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of common stock as of April 21, 2023 by (i) each person known to us to own beneficially more than 5% of our common stock (based on our review of the most recent Schedule 13D and 13G filings as of April 21, 2023); (ii) each of our directors and director nominees and each of our named executive officers; and (iii) all executive officers and directors as a group. Unless otherwise indicated: (a) the business address for all of the executive officers, director nominees and directors identified below is c/o Kennedy-Wilson Holdings, Inc., 151 S. El Camino Drive, Beverly Hills, California 90212 and (b) each beneficial owner has sole voting and dispositive power with respect to all of the reported shares of common stock beneficially owned by such beneficial owner.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock(1)

5% Stockholders:

Fairfax Financial Holdings Limited and affiliates(2)	26,365,487	17.3%

BlackRock, Inc.(3)	21,516,531	15.4%

The Vanguard Group(4)	18,251,108	13.1%

Eldridge Industries, LLC(5)	12,000,000	7.9%

Named Executive Officers, Directors and Director Nominees:

William J. McMorrow(6)	12,461,631	8.9%

Mary Ricks(7)	2,211,338	1.6%

Matt Windisch(8)	1,172,567	*

Kent Mouton(9)	689,064	*

Justin Enbody(10)	644,772	*

In Ku Lee(11)	152,368	*

Todd Boehly(12)	12,043,500	8.0%

Richard Boucher(13)	58,934	*

Trevor Bowen	75,409	*

Wade Burton	26,000	*

Norman Creighton(14)	368,074	*

Cathy Hendrickson(15)	104,194	*

David A. Minella(16)	2,427,032	1.7%

Sanaz Zaimi	64,000	*

Stanley R. Zax	469,800	*

All executive officers and directors as a group (15 persons)	32,968,683	23.7%

*Less than 1%

(1)

Amount and applicable percentage of ownership is based on 139,390,837 shares of the Company’s common stock that were outstanding on April 21, 2023. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and dispositive power with respect to shares, subject to applicable community property laws.

(2)

Fairfax Financial Holdings Limited, V. Prem Watsa, The Second 810 Holdco Ltd., The Second 1109 Holdco Ltd. and The Sixty Two Investment Company Limited, 12002574 Canada Inc. are deemed to share voting and dispositive power with respect to 26,365,487 shares of common stock. FHHL Group Ltd. is deemed to share voting and dispositive power with respect to 19,844,612 shares of common stock. Fairfax (US) Inc. is deemed to share voting and dispositive power with respect to 14,664,874 shares of common stock. Brit Limited and Brit Insurance Holdings Limited are deemed to share voting and dispositive power with respect to 1,918,869 shares of common stock. Brit Syndicates Limited is deemed to share voting and dispositive power with respect to 200,000 shares of common stock. Brit Reinsurance (Bermuda) Limited is deemed to share voting and dispositive power with respect to 1,718,869 shares of common stock. Odyssey US Holdings Inc. Odyssey Group Holdings, Inc. are deemed to share voting and dispositive power with respect to 7,996,395 shares of common stock. Odyssey Reinsurance Company is deemed to share voting and dispositive power with respect to 7,671,304 shares of common stock. Newline Holdings UK Limited is deemed to share voting and dispositive power with respect to 565,218 shares of common stock. Newline

66 / Kennedy Wilson / Proxy Statement 2023

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Corporate Name Limited is deemed to share voting and dispositive power with respect to 434,783 shares of common stock. Newline Insurance Company Limited is deemed to share voting and dispositive power with respect to 130,435 shares of common stock. Crum & Forster Holdings Corp. and United States Fire Insurance Company are deemed to share voting and dispositive power with respect to 2,173,914 shares of common stock. The North River Insurance Company is deemed to share voting and dispositive power with respect to 1,086,957 shares of common stock. Zenith National Insurance Corp. and Zenith Insurance Company are deemed to share voting and dispositive power with respect to362,370 shares of common stock. Resolution Group Reinsurance (Barbados) Limited is deemed to share voting and dispositive power with respect to 4,132,195 shares of common stock. Northbridge Financial Corporation is deemed to share voting and dispositive power with respect to 3,260,869 shares of common stock. 1102952 B.C. Unlimited Liability Company is deemed to share voting and dispositive power with respect to 6,062,193 shares of common stock. Allied World Assurance Company Holdings, Ltd, Allied World Assurance Company Holdings I, Ltd, Allied World Assurance Company, Ltd, Allied World Assurance Holdings (Ireland) Ltd, Allied World Assurance Holdings (U.S.) Inc. and Allied World Insurance Company are deemed to share voting and dispositive power with respect to 6,062,193 shares of common stock. AW Underwriters Inc. and Allied World Specialty Insurance Company are deemed to share voting and dispositive power with respect to 1,264,040 shares of common stock. Allied World Surplus Lines Insurance Company is deemed to share voting and dispositive power with respect to 664,940 shares of common stock. Allied World Assurance Company (U.S.) Inc. is deemed to share voting and dispositive power with respect to 996,104 shares of common stock. The address of Fairfax Financial Holdings Limited, V. Prem Watsa, The Second 810 Holdco Ltd., The Second 1109 Holdco Ltd., 12002574 Canada Inc., and FHHL Group Ltd. is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7, Canada. The address of Sixty Two Investment Company Limited is 1600 Cathedral Place, 925 West Georgia St, Vancouver, British Columbia V6C 3L3, Canada. The address of Fairfax (US) Inc. is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas 75067. The address of Brit Limited, Brit Insurance Holdings Limited, Brit Syndicates Limited is The Leadenhall Building, 122 Leadenhall Street, London, United Kingdom, EC3V 4AB. The address of Brit Reinsurance (Bermuda) Limited is Clarendon House, 2 Church Street, Hamilton, Bermuda, HM 11. The address of Odyssey US Holdings Inc., Allied World Assurance Holdings (U.S.) Inc. and Crum & Forster Holdings Corp. is 1209 Orange Street, Wilmington, Delaware 19801. The address of Odyssey US Holdings Inc. and Odyssey Reinsurance Company is 300 First Stamford Place, Stamford, CT 06902. The address of Zenith National Insurance Corp. and Zenith Insurance Company is 21255 Califa Street, Woodland Hills, California 91367-5021. The address of Resolution Group Reinsurance (Barbados) Limited is #12 Pine Commercial Centre, The Pine, St. Michael, Barbados, BB11103. The address of 1102952 B.C. Unlimited Liability Company is 1600-925 West Georgia Street, Vancouver British Columbia, Canada, V6C 3L2. The address of Allied World Assurance Company Holdings, Ltd, Allied World Assurance Company Holdings I, Ltd, Allied World Assurance Company, Ltd and Allied World Assurance Holdings (Ireland) Ltd is 27 Richmond Road, Pembroke, Bermuda, HM 08. The address of Allied World Insurance Company is 10 Ferry Street, Suite 313, Concord, New Hampshire 03301. The address of AW Underwriters Inc., Allied World Specialty Insurance Company and Allied World Assurance Company (U.S.) Inc. is 251 Little Falls Drive, Wilmington, Delaware 19808. The address of Allied World Surplus Lines Insurance Company is 425 West Capitol Avenue, Suite 1800, Little Rock, Arkansas 72201-3525. The address of Newline Holdings UK Limited, Newline Corporate Name Limited and Newline Insurance Company Limited is 1 Fen Court, London, England, EC3M 5BN. The address of North River Insurance Company is 305 Madison Avenue, Morristown, New Jersey 07962. The address of Northbridge Financial Corporation is 105 Adelaide Street West, 7th Floor, Toronto, Ontario, Canada M5H 1P9. The information contained herein is based solely upon a Schedule 13D/A filed with the SEC on November 2, 2022. Also consists of 13,043,478 shares of common stock issuable upon exercise of 13,043,478 warrants held by Zenith Insurance Company, Odyssey Reinsurance Company, Trustees of Newline Syndicate 1218, Newline Insurance Company Limited, United States Fire Insurance Company, The North River Insurance Company and Northbridge General Insurance Corporation, each of which are also holders of, in the aggregate, 300,000 shares of our 4.75% Series B Cumulative Perpetual and Preferred Stock (“Series B Stock”) registered and held by the same. Series B Holders may only be deemed to be the holder of record of the number of shares of common stock equal to the whole number of shares of common stock that such Series B Holder would have been entitled to receive upon exercise of all of such Series B Holder’s warrants to acquire common stock outstanding as of the Record Date. The above description is based on information provided to us in connection with the issuance of the Series B Preferred Stock and warrants, in addition to a Schedule 13G/A filed with the SEC on November 2, 2022.

(3)	The address of the holder is 55 East 52nd Street, New York, New York 10055. The information contained herein is based solely upon a Schedule 13G/A filed with the SEC on April 6, 2023.
(4)	The address of the holder is 100 Vanguard Blvd., Malvern, PA 19355. The information contained herein is based solely upon a Schedule 13G/A filed with the SEC on February 9, 2023.
(5)

Consists of 12,000,000 shares of common stock issuable upon conversion of 300,000 shares of our outstanding 5.75% Series A Cumulative Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”) registered and held by Security Benefit Life Insurance Company (“Security Benefit Life”), without taking into effect any adjustments. Security Benefit Life is indirectly controlled by Eldridge Industries, LLC (“Eldridge”). Mr. Todd L. Boehly is the indirect controlling member of Eldridge, and, in such capacity, may be deemed to have voting and dispositive power with respect to the Series A Preferred Stock that is beneficially owned by Security Benefit Life, and the shares of common stock issuable upon conversion of such Series A Preferred Stock. The above description is based on information provided to us in connection with the issuance of the Series A Preferred Stock and a Schedule 13D/A filed with the SEC on February 2, 2023.

(6)

Includes 90,851 shares of common stock beneficially owned by Leslie McMorrow, Mr. McMorrow’s wife, and 767,357 shares of common stock beneficially owned by Tyler McMorrow, Mr. McMorrow’s son. Mr. McMorrow disclaims beneficial ownership of the shares owned by his wife and son. Includes 8,499,517 shares of common stock held by the William J. McMorrow Revocable Trust. Does not include 2,131,678 performance-based restricted stock units that were granted to Mr. McMorrow and will be reported in a Form 4 filing if performance hurdles are satisfied.

(7)	Does not include 1,620,462 performance-based restricted stock units that were granted to Ms. Ricks and will be reported in a Form 4 if performance hurdles are satisfied.
(8)	Does not include 1,128,537 performance-based restricted stock units that were granted to Mr. Windisch and will be reported in a Form 4 filing if performance hurdles are satisfied.
(9)	Does not include 511,217 performance-based restricted stock units that were granted to Mr. Mouton and will be reported in a Form 4 filing if performance hurdles are satisfied.
(10)	Does not include 655,902 performance-based restricted stock units that were granted to Mr. Enbody and will be reported in a Form 4 filing if performance hurdles are satisfied.

Kennedy Wilson / Proxy Statement 2023 / 67

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

(11)	Does not include 318,848 performance-based restricted stock units that were granted to Mr. Lee and will be reported in a Form 4 filing if performance hurdles are satisfied.
(12)	Consists of 43,500 shares of common stock held by Mr. Todd L. Boehly and the shares of common stock referred to in footnote 4 above.
(13)	Consists of 24,000 shares of common stock held by Mr. Boucher’s Pension Retirement Fund.
(14)	Includes 20,000 shares of common stock beneficially owned by Mr. Creighton’s spouse. Mr. Creighton disclaims beneficial ownership of the shares owned by his spouse.
(15)	Includes 12,476 shares of common stock held by the Hendrickson Family Trust, of which Ms. Hendrickson and her spouse are trustees.
(16)	Includes 1,750,000 pledged shares. See “Compensation Discussion and Analysis-Elements of Compensation-Anti-Hedging and Anti-Pledging Policies” for additional details.

68 / Kennedy Wilson / Proxy Statement 2023

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to its written charter, our audit committee must review and approve all related person transactions, which includes any transactions with an executive officer, director, beneficial owner of more than 5% of our outstanding common stock, or any of such persons’ immediate family members in which the amount involved exceeds $120,000, and in which any such persons had or will have a direct or indirect material interest. In determining whether to approve a related person transaction, our audit committee will consider such matters as it deems appropriate under the circumstances. After considering these factors, our audit committee will decide whether the related person transaction is in our best interests and will approve or reject the transaction accordingly.

As noted above in the discussion on independence of our directors, Mr. Boehly is the Chairman of Eldridge Industries, LLC (“Eldridge”). The Company is party to a stock purchase agreement with certain of the Eldridge Entities (as defined below) whereby the Company has issued shares of perpetual convertible preferred stock of the Company (the “Series A Preferred Stock”) in exchange for approximately $300 million in proceeds. Mr. Boehly also directly or indirectly has an excess of 10% equity interest in Eldridge, Security Benefit Corporation and Cain International and their subsidiaries (together, the “Eldridge Entities”), all of which are involved in transactions (“KW/Eldridge JVs”) with the Company or its subsidiaries (“KW Entities”). These transactions may involve various fees which the KW Entities may make to Eldridge Entities or Eldridge Entities may make to the KW Entities. In the fiscal year ended December 31, 2022, the KW Entities paid certain of the Eldridge Entities a total of approximately $17.3 million in dividends related to the Series A Preferred Stock and certain of the Eldridge Entities paid the KW Entities a total of approximately $3.5 million in management fees and one-time acquisition fees related to the KW/Eldridge JVs. The Company also paid certain Eldridge Entities approximately $1.8 million in interest related to their respective holdings of our Bonds as discussed above. In addition, Anthony D. Minella is Co-Founder, Partner and President of Eldridge and is the son of David Minella.

Additionally, as noted above in the discussion on the independence of our directors, Mr. Burton is the President and Chief Investment Officer of HWIC, a wholly-owned subsidiary of Fairfax. As of April 18, 2023, Fairfax and certain of its affiliates held approximately 26 million shares of the Company’s common stock (which includes 13,043,478 warrants to purchase the Company’s common stock as described below). On March 8, 2022, the Company issued to certain affiliates of Fairfax (i) 300,000 shares of Series B Preferred Stock and (ii) 13,043,478 warrants to purchase 13,043,478 shares of common stock of the Company for gross proceeds of $300 million. HWIC served as the investment manager for each Fairfax purchaser under the Securities Purchase Agreement. Additionally, certain Fairfax Entities and KW Entities are also party to certain real estate and real estate debt transactions that may involve various fees and interest payments which the KW Entities may make to the Fairfax Entities or the Fairfax Entities may make to the KW Entities. In the fiscal year ended December 31, 2022, the KW Entities paid certain of the Fairfax Entities a total of approximately $11.6 million in dividends related to the Series B Preferred Stock and certain of the Fairfax Entities paid KW Entities a total of approximately $11.1 million in management fees for such transactions and certain of the KW Entities paid the Fairfax Entities a total of approximately $16.9 million in interest on certain loans whereby the Company are borrowers under secured mortgages.

Kennedy Wilson / Proxy Statement 2023 / 69

OTHER MATTERS

Stockholder Proposals

A stockholder who wishes to make a proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s proxy statement and form of proxy for our Annual Meeting of Stockholders that will be held in 2024 must submit such proposal to the Company no later than December 30, 2023; provided, however, that in the event the 2024 Annual Meeting is held more than 30 days prior to or after June 8, 2024, then the deadline to submit the proposal is a reasonable time before the Company begins to print and send its proxy materials.

In order for a stockholder to submit its own proposal to be considered at the 2024 Annual Meeting, other than pursuant to Rule 14a-8, such stockholder must submit the proposal to the Company not less than 90 days nor more than one hundred and 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, then the deadline to submit the proposal will be no earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

In order to be valid, a stockholder’s proposal must set forth (a) as to each person whom the stockholder proposes to nominate for election as director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected; (b) as to each matter the stockholder proposes to bring before the annual meeting and the beneficial owner, if any, on whose behalf the proposal is made, (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder and the beneficial owner in such business; and (c) as to the stockholder giving the notice (i) the name and record address of the stockholder and the beneficial owner, (ii) the class, series and number of shares of capital stock of the Company which are beneficially owned by the stockholder and the beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal or that has been entered into between or among the stockholder and/or the beneficial owner the intent of which is to mitigate loss to, manage risk or benefit from share price changes for, or changes to the voting power of, the stockholder or beneficial owner, (iv) a representation that the stockholder is a holder of record of the Company’s stock entitled to vote at the annual meeting and whether or not the stockholder or the beneficial owner intends to deliver a proxy statement or solicit proxies, and (v) any other information relating to the stockholder or beneficial owner required to be disclosed in a proxy statement or other filings required to be made in connection with the stockholder proposal in accordance with Section 14(a) of the Exchange Act.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 9, 2024. In connection with our annual meeting of stockholders in 2023, we will file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitor of proxies for that meeting.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual report or Notice of Internet Availability of proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report or Notice of Internet Availability of proxy materials addressed to those stockholders. A number of brokers with account holders who are our stockholders may “household” our proxy materials. In that event, only one annual report and this proxy statement will be delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report and this proxy statement to a stockholder at a shared address to which a single copy of the annual report and proxy statement was delivered. If you wish to receive a separate copy of the annual report and this proxy statement or Notice of Internet Availability of proxy materials, please notify your broker and the Company by calling or sending a letter to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., at 151 S. El Camino Drive, Beverly Hills, California 90212. The Company’s telephone number is (310) 887-6400. You can also obtain a copy at https://www.cstproxy.com/kennedywilson/2023. The Company will promptly deliver, without charge, an additional copy of any such proxy statement and annual report or Notice of Internet Availability upon request. Also, stockholders who share an address and receive multiple copies of the annual report and this proxy statement can notify their broker or the Company in writing or orally at the above provided address or telephone number and request that the Company deliver a single copy of these materials.

70 / Kennedy Wilson / Proxy Statement 2023

OTHER MATTERS

Other Matters

Management is not aware of any matters to be presented for action at the Annual Meeting, except matters discussed in this proxy statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

Where You Can Find More Information

We file annual, quarterly and current reports and other information with the SEC.

The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The SEC’s website address is www.sec.gov.

Our corporate website is www.kennedywilson.com. The information contained in, or that can be accessed through, our website is not part of this proxy statement.

STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE THEIR SHARES AT THE ANNUAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED APRIL 27, 2023. STOCKHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS OTHERWISE DISCLOSED.

By Order of the Board of Directors,

Name: In Ku Lee
Senior Vice President, Deputy General Counsel and Secretary
April 27, 2023

Kennedy Wilson / Proxy Statement 2023 / 71

APPENDIX A

Certain Definitions and Reconciliation of Non-Gaap Financial Measures

“Equity partners” refers to non-wholly-owned subsidiaries that we consolidate in our financial statements under U.S. GAAP and third-party equity providers.

“Estimated annual NOI” refers to our consolidated NOI (comprised of rental revenues, hotel revenues, rental (expenses), hotel (expenses) and loans and other), as adjusted to the property-level NOI, at our share, as further adjusted by assets acquired and disposed (net), lease-up and development portfolio, hotel operations, assets owned and occupied by us, amortization of above/below market leases (net), straight-line and free rent (net) and non-recurring income/expense, FX, and other on an estimated annualized basis. It is a property-level non-GAAP measure representing the estimated annual net operating income from each property as of the date shown, inclusive of rent abatements (if applicable). The calculation excludes depreciation and amortization expense, and does not capture the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures, tenant improvements, and leasing commissions necessary to maintain the operating performance of our properties. For assets wholly-owned and fully occupied by KW, the Company provides an estimated NOI for valuation purposes of $4.1 million, which includes an assumption for applicable market rents. Any of the enumerated items above could have a material effect on the performance of our properties. Also, where specifically noted, for properties purchased in 2022, the NOI represents estimated Year 1 NOI from our original underwriting. Estimated year 1 NOI for properties purchased in 2022 may not be indicative of the actual results for those properties. Estimated annual NOI is not an indicator of the actual annual net operating income that the Company will or expects to realize in any period.

“Fee-Bearing Capital” represents total third-party committed or invested capital that we manage in our joint ventures and commingled funds that entitle us to earn fees, including without limitation, asset management fees, construction management fees, acquisition and disposition fees and/or promoted interest, if applicable.

“Net operating income” or “NOI” is a non-GAAP measure representing the income produced by a property calculated by deducting certain property expenses from property revenues. Our management uses net operating income to assess and compare the performance of our properties and to estimate their fair value. Net operating income does not include the effects of depreciation or amortization or gains or losses from the sale of properties because the effects of those items do not necessarily represent the actual change in the value of our properties resulting from our value-add initiatives or changing market conditions. Our management believes that net operating income reflects the core revenues and costs of operating our properties and is better suited to evaluate trends in occupancy and lease rates. Please also see the reconciliation to GAAP in the Company’s supplemental financial information included in this release and also available at www.kennedywilson.com.

“Real Estate Assets Under Management” (“AUM”) generally refers to the properties and other assets with respect to which we provide (or participate in) oversight, investment management services and other advice, and which generally consist of real estate properties or loans, and investments in joint ventures. Our AUM is principally intended to reflect the extent of our presence in the real estate market, not the basis for determining our management fees. Our AUM consists of the total estimated fair value of the real estate properties and other real estate related assets either owned by third parties, wholly-owned by us or held by joint ventures and other entities in which our sponsored funds or investment vehicles and client accounts have invested. Committed (but unfunded) capital from investors in our sponsored funds is not included in our AUM. The estimated value of development properties is included at estimated completion cost.

“Return on Equity” or “ROE” is defined on page 41 of this proxy statement.

“Same property” refers to properties in which Kennedy Wilson has an ownership interest during the entire span of both periods being compared. The same property information presented throughout this report is shown on a cash basis and excludes non-recurring expenses. This analysis excludes properties that are either under development or undergoing lease up as part of our asset management strategy.

Kennedy Wilson / Proxy Statement 2023 / A-1

APPENDIX A

A reconciliation of Estimated Annual NOI as of December 31, 2022 ($ in millions) is presented below:

Rental Revenues	$110.5

Hotel Revenues	13.7

Rental (Expenses)	(40.5)

Hotel (Expenses)	(9.0)

Loans and other	3.7

Consolidated NOI	$78.3

Adjustments:

Non-controlling interest	(2.0)

NOI from Unconsolidated investments (KW Share)	39.4

Property-Level NOI - Q4-22 (KW Share)(1)	$115.7

Adjustments

Assets acquired and disposed (net)	(0.6)

Lease-up and development portfolio	0.3

Hotel operations	(0.3)

Assets owned and occupied by Kennedy Wilson	1.4

Amortization of above/below market leases (net)	(0.5)

Straight-line and free rent (net)	2.8

Non-recurring income/expense, FX, and other	3.8

Q4-22 Estimated NOI	$122.6

Estimated Annual NOI - December 31, 2022	$490.7

(1)	See below for reconciliation of Property-Level NOI to Net Income.

A-2 / Kennedy Wilson / Proxy Statement 2023

APPENDIX A

A reconciliation of same property as of December 31, 2022 and December 31, 2021 ($ in millions) is presented below:

	Year Ended December 31, 2022		Year Ended December 31, 2021
	Same Property		Same Property
	Revenue	NOI	Revenue	NOI
Rental Revenues	$434.9	$434.9	$390.5	$390.5
Hotel Revenues	46.9	46.9	17.1	17.1
Rental (Expenses)	—	(151.2)	—	(132.7)
Hotel (Expenses)	—	(29.5)	—	(12.7)

Consolidated Total	481.8	301.1	407.6	262.2
Less: NCI adjustments (1)	(10.6)	(6.5)	(9.0)	(5.1)
Add: Unconsolidated investment adjustments (2)	140.3	101.2	131.9	94.7
Add: Straight-line and above/below market rents	(3.6)	(3.6)	0.5	0.5
Less: Reimbursement of recoverable operating expenses	(28.3)	—	(22.7)	—
Less: Properties bought and sold (3)	(90.1)	(64.5)	(63.0)	(41.0)
Less: Other properties excluded (4)	(111.9)	(58.5)	(84.8)	(51.1)
Other Reconciling Items (5)	(3.6)	1.3	(10.4)	(7.3)

Same Property	$374.0	$270.5	$350.1	$252.9

	Year Ended December 31, 2022		Year Ended December 31, 2021
	Same Property		Same Property
Same Property (Reported)	Revenue	NOI	Revenue	NOI
Office - Same Property	$106.5	$90.3	$105.4	$89.7
Multifamily Market Rate Portfolio - Same Property	222.1	148.8	202.2	135.5
Multifamily Affordable Portfolio - Same Property	45.4	31.4	42.5	29.7

Same Property	$374.0	$270.5	$350.1	$252.9
Straight-line rent adjustment (net)	$(0.8)	$(0.8)	$0.9	$0.9
Multifamily Market Rate Portfolio - Same Property	$373.2	$269.7	$351.0	$253.8

(1)	Represents rental revenue and operating expenses and hotel revenue and operating expenses attributable to non-controlling interests.
(2)	Represents the Company’s share of unconsolidated investment rental revenues and net operating income, as applicable, which are within the applicable same property population.
(3)	Represents properties excluded from the same property population that were purchased or sold during the applicable period.
(4)	Represents properties excluded from the same property population that were not stabilized during the applicable periods.
(5)

Represents other properties excluded from the same property population that were not classified as either a commercial or multifamily property within the Company’s portfolio. Also includes immaterial adjustments for foreign exchange rates, changes in ownership percentages and certain non-recuring income and expenses.

Kennedy Wilson / Proxy Statement 2023 / A-3

KENNEDY-WILSON HOLDINGS, INC.

151 S. El Camino Drive

Beverly Hills, California 90212

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints William J. McMorrow and Justin Enbody, and each of them individually (each with full power to act alone), as proxy or proxies of the undersigned, with full power of substitution, and hereby authorizes each of them, to represent and vote, as designated on the reverse, all shares of common stock of Kennedy-Wilson Holdings, Inc. (the “Company”) held of record by the undersigned as of the close of business on April 21, 2023 at the Annual Meeting of Stockholders to be held at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California, on Thursday, June 8, 2023, at 9:00 a.m., Pacific Time (the “Annual Meeting”), or at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting.

The Board recommends a vote FOR Proposals 1, 2 and 4 and a vote for EVERY YEAR for Proposal 3.

This proxy when properly executed will be voted as indicated. If no contrary indication is made, the proxy will be voted in favor of electing the four nominees to the Board of Directors, and in favor of Proposals 2 and 4 and for every year for Proposal 3, and in accordance with the judgment of the persons named as proxy herein on any other matters that may properly come before the Annual Meeting. This proxy is solicited on behalf of the Board of Directors.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholders Meeting to Be Held on June 8, 2023

Our Annual Report to Stockholders and the Proxy Statement

Are Available at https://www.cstproxy.com/kennedywilson/2023

(Continued and To Be Signed on the Reverse Side.)

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ANNUAL MEETING OF STOCKHOLDERS OF

KENNEDY-WILSON HOLDINGS, INC.

June 8, 2023

Please sign, date and mail

your proxy card in the envelope provided as soon as possible.

*Please detach along perforated line and mail in the envelope provided*

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, A VOTE FOR “ONE YEAR” FOR PROPOSAL NO. 3 AND A VOTE “FOR” PROPOSALS NO. 2 and 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS

Todd Boehly	For ☐	Against ☐	Abstain ☐
David Minella	For ☐	Against ☐	Abstain ☐
Mary Ricks	For ☐	Against ☐	Abstain ☐
Sanaz Zaimi	For ☐	Against ☐	Abstain ☐

3. PROPOSAL NO. 2

To vote on an advisory (non-binding) proposal to approve the compensation of the Company’s named executive officers.	For ☐	Against ☐	Abstain ☐

4. PROPOSAL NO. 3

To vote on an advisory (non-binding) proposal, on whether future advisory votes to approve the compensation of the Company’s named executive officers should occur every one, two or three years.	1 Year ☐	2 Years ☐	3 Years ☐	Abstain ☐

5. PROPOSAL NO. 4

To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the 2023 fiscal year.	For ☐	Against ☐	Abstain ☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐	PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

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Signature of Stockholder:                          Date:                          Signature of Stockholder:                          Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign the full corporate name by a duly authorized officer, giving the full title as such. If the signer is a partnership, please sign in partnership name by an authorized person.

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